Exhibit 2.1

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SALE AND PURCHASE AGREEMENT

REGARDING THE SALE AND PURCHASE

OF

ALL SHARES IN

WILD FLAVORS GMBH

5 July 2014

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SALE AND PURCHASE AGREEMENT

by and among

Dr. Hans-Peter Wild

Kirchenstrasse 4, 6300 Zug, Switzerland

(HPW)

KKR Columba Four S.à r.l.

63, rue du Rollingergrund, L-2440, Luxembourg

(KKR)

(HPW and KKR collectively referred to as the Sellers, and each of them as a Seller)

Archer Daniels Midland Europe B.V.

Stationsstraat 76, 1541LJ Koog aan de Zaan, The Netherlands

(Purchaser 1)

Archer Daniels Midland Europoort B.V.

Elbeweg 125, 3198LC Europoort Rotterdam

(Purchaser 2)

(Purchaser 1 and Purchaser 2 collectively referred to as the Purchasers, and each of them as a Purchaser)

and

ADM Worldwide Holdings L.P.

Caledonian House,

69 Dr. Roy’s Drive,

PO Box 1043, Grand Cayman,

Cayman Islands KYi-1102,

Cayman Islands

(the Guarantor)

(the Sellers and the Purchasers collectively referred to as the Parties, and each of them as a Party)

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6.4 Obligations with respect to the Merger Control Clearance	32

6.5 Actions on Closing Date	36

6.6 Procedure in Case of Non-Merger Control Authority Injunctions and Orders	37

6.7 HPW Power of Attorney for Closing	38

SECTION 7 SELLERS’ GUARANTEES	39

7.1 Form and Scope of Sellers’ Guarantees	39

7.2 Sellers’ Guarantees	40

7.3 No other Sellers’ Guarantees	46

7.4 Sellers’ Knowledge; Materiality	46

SECTION 8 PURCHASERS’ REMEDIES	47

8.1 General; Recoverable Damages	47

8.2 General Limitation of Sellers’ Liability	50

8.3 Notification of the Sellers; Procedure in case of Third Party Claims	51

8.4 Calculation of Damages	52

8.5 Limitation Periods	52

8.6 Exclusion of Further Remedies	53

SECTION 9 PURCHASERS’ GUARANTEES; SELLERS’ REMEDIES	53

9.1 Form and Scope of Purchasers’ Guarantees	53

9.2 Purchasers’ Guarantees	54

9.3 Commitment to Fund	54

9.4 Remedies	54

SECTION 10 ORDINARY COURSE OF BUSINESS COVENANT	55

10.1 Covenants	55

10.2 Instruction of the Management to comply with the Covenants	59

SECTION 11 CERTAIN COVENANTS OF THE PARTIES	59

11.1 Access	59

11.2 Monthly Management Reports	61

11.3 Covenant with regard to the Target’s Tax Status	61

11.4 WILD Intellectual Property Rights	63

SECTION 12 HPW’S NON-COMPETE COVENANT	63

12.1 HPW’s Non-Compete Covenant	63

12.2 Specific Performance	64

12.3 Additional Remedy	64

SECTION 13 HPW’S NON-SOLICITATION COVENANT	65

SECTION 14 UNTERSTÜTZUNGSKASSE	65

14.1 Pension Obligations of RWKG operated by Unterstützungskasse	65

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14.2 Operation of RWKG Pension Scheme outside of the Unterstützungskasse	65

SECTION 15 ACCESS TO BOOKS AND RECORDS; OTHER COVENANTS	66

15.1 Access to Books and Records	66

15.2 Release	66

SECTION 16 HPW INDEMNIFICATIONS	66

16.1 HPW Indemnification	66

16.2 Condition	67

16.3 Tax Clauses in Relation to the HPW Indemnification	67

SECTION 17 CONFIDENTIALITY / PRESS RELEASES	67

17.1 Confidentiality; Press Releases	67

17.2 Purchasers’ Confidentiality; Return of Documents	68

17.3 Sellers’ Confidentiality	69

SECTION 18 ASSIGNMENT OF RIGHTS AND UNDERTAKINGS	69

SECTION 19 PURCHASERS’ GUARANTOR	70

SECTION 20 TAXES AND COSTS	70

20.1 Taxes and Costs	70

20.2 Advisor Fees	70

SECTION 21 NOTICES	71

21.1 Form of Notice	71

21.2 Notices to Sellers	71

21.3 Notices to Purchasers	72

21.4 Notices to Guarantor	73

21.5 Change of Address	73

21.6 Copies to Advisors	73

SECTION 22 MISCELLANEOUS	74

22.1 Governing Law	74

22.2 Dispute Resolution and Arbitration	74

22.3 Process Agent	74

22.4 Interest	75

22.5 Amendments; Supplementations	75

22.6 Headings	75

22.7 Annexes; Sections	75

22.8 Severability	76

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INDEX OF DEFINITIONS

ADM Process Agent	has the meaning as defined in Section 22.3.2.

Affiliate / Affiliates	shall mean any person or entity affiliated with the respective person or entity in accordance with Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) applicable directly or, with respect to persons and entities from countries other than Germany, by way of analogy; Affiliates of HPW shall include all companies in which HPW directly or indirectly holds a majority shareholding, in particular the companies comprising the Capri Sun business as well as all persons with a close relationship to HPW within the meaning of Section 138 para. 1 of the German Insolvency Code (Insolvenzordnung); Affiliates of KKR shall include KKR’s direct and indirect controlling shareholders and shall not include any KKR branded funds or any of their portfolio companies.

Agreement	shall mean this Sale and Purchase Agreement.

Assignment Declarations	has the meaning as defined in Section 3.3.

Base Purchase Price	has the meaning as defined in Section 4.1.

BayernLB Notes	has the meaning as defined in Section 2.1.1(3).

BGB	shall mean the German Civil Code (Bürgerliches Gesetzbuch).

Break Fee	has the meaning as defined in Section 6.3.3.

BS Loan	has the meaning as defined in Section 2.1.1(6).

Business Day	shall mean a day on which banks in Frankfurt am Main, Germany, are open for the transaction of normal commercial business.

Closing	has the meaning as defined in Section 6.1.

Closing Date	has the meaning as defined in Section 6.1.

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Condition Precedent / Conditions Precedent	has the meaning as defined in Section 6.2.1.

De Minimis Amount	has the meaning as defined in Section 8.2.3.

Decreased Amount	has the meaning as defined in Section 4.2.2.

Disclosed Information	has the meaning as defined in Section 8.1.3(6).

Effective Date	shall mean 31 December 2013, 24:00 hours CET / 1 January 2014, 0:00 hours CET.

Employee / Employees	has the meaning as defined in Section 13.

Escrow Agent	has the meaning as defined in Section 4.10.1.

Escrow Period	has the meaning as defined in Section 4.10.1.

Exempted Claims	has the meaning as defined in Section 8.2.2.

Existing Financing Agreements	has the meaning as defined in Section 2.1.1.

Financial Statements	has the meaning as defined in Section 7.2.4(1).

FTB Credit Facility	has the meaning as defined in Section 2.1.1(4).

Governmental Authority	means any supranational, national, federal, state, provincial, municipal, local or foreign government, governmental or quasi-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitration or other tribunal, including, without limitation, any Tax authority.

Guarantor	has the meaning ascribed on the cover page.

Hedging Agreements	means any existing hedging agreements entered into by the Target or any WILD Flavors Company in line with the hedging policy of the WILD Flavors Business existing on the Signing Date.

Hold Separate Agreements	has the meaning as defined in Section 6.4.5.

HPW	has the meaning ascribed on the cover page.

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HPW Account	has the meaning as defined in Section 4.6.6.

HPW Escrow Account	has the meaning as defined in Section 4.10.1.

HPW Escrow Agreement	has the meaning as defined in Section 4.10.1.

HPW Escrow Amount	has the meaning as defined in Section 4.6.8.

HPW Liability Portion	has the meaning as defined in Section 8.2.2.

HPW Premium	has the meaning as defined in Section 4.3.3.

HPW Process Agent	has the meaning as defined in Section 22.3.1.

HPW Purchase Price	has the meaning as defined in Section 4.6.2.

HPW Remaining Purchase Price	has the meaning as defined in Section 4.6.6.

HPW Secured Claims	has the meaning as defined in Section 4.10.1.

HPW Shares	has the meaning as defined in Section 1.1.2.

Incorrectness	has the meaning as defined in Section 6.6.

Increased Amount	has the meaning as defined in Section 4.2.2.

Indemnity	has the meaning as defined in Section 11.1.2.

Intellectual Property Rights	has the meaning as defined in Section 7.2.7(1).

IVF Loan	has the meaning as defined in Section 2.1.1(5).

Key Employee / Key Employees	has the meaning as defined in Section 10.1.1(13).

KKR	has the meaning ascribed on the cover page.

KKR Account	has the meaning as defined in Section 4.6.7.

KKR Escrow Account	has the meaning as defined in Section 4.11.1.

KKR Escrow Agreement	has the meaning as defined in Section 4.11.1.

KKR Escrow Amount	has the meaning as defined in Section 4.6.8.

KKR Liability Portion	has the meaning as defined in Section 8.2.2.

KKR Premium	has the meaning as defined in Section 4.3.3.

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KKR Purchase Price	has the meaning as defined in Section 4.6.3.

KKR Shares	has the meaning as defined in Section 1.1.2.

Leakage	has the meaning as defined in Section 5.1.2.

Leakage Breach	has the meaning as defined in Section 5.3.2.

Leakage Notice	has the meaning as defined in Section 5.3.1.

Liability Cap	has the meaning as defined in Section 8.2.2.

Locked Box Covenant	has the meaning as defined in Section 5.2.

Locked Box Guarantee	has the meaning as defined in Section 5.1.1.

Long Stop Date	has the meaning as defined in Section 6.3.2.

Material Company / Material Companies	has the meaning as defined in Section 7.1.2.

Merger Control Authority	means the antitrust or competition law authorities of any jurisdiction.

Merger Control Clearance	has the meaning as defined in Section 6.2.1(1).

Merger Control Period	has the meaning as defined in Section 6.3.1.

Notices	has the meaning as defined in Section 21.1.1.

Order	has the meaning as defined in Section 6.6.

Party / Parties	has the meaning ascribed on the cover page.

Permitted Leakage	has the meaning as defined in Section 5.1.4.

Premium Rate	has the meaning as defined in Section 4.3.1(1).

Process Agents	has the meaning as defined in Section 22.3.2

Purchase Price	has the meaning as defined in Section 4.2.2.

Purchase Price Adjustment / Purchase Price Adjustments	has the meaning as defined in Section 4.2.1.

Purchase Price Premium	has the meaning as defined in Section 4.3.1(1).

Purchaser / Purchasers	has the meaning ascribed on the cover page.

Purchaser 1	has the meaning ascribed on the cover page.

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Purchaser 2	has the meaning ascribed on the cover page.

Purchasers’ Claim / Purchasers’ Claims	has the meaning as defined in Section 8.1.1.

Purchasers’ Representatives	has the meaning as defined in Section 7.3.2(1).

Related Party Agreement / Related Party Agreements	has the meaning as defined in Section 7.2.12(1).

Requirement	has the meaning as defined in Section 6.4.5.

Retained Assets	has the meaning as defined in Section 6.4.5.

Revolving Credit Facility	has the meaning as defined in Section 2.1.1(1).

RWKG	Rudolf Wild GmbH & Co. KG.

Seller / Sellers	has the meaning ascribed on the cover page.

Sellers’ Guarantee / Sellers’ Guarantees	has the meaning as defined in Section 7.1.1.

Sellers’ Knowledge	has the meaning as defined in Section 7.4.1.

Sellers’ Liability	has the meaning as defined in Section 8.2.1.

Shares	has the meaning as defined in Section 1.1.2.

Signing Date	shall mean the date on which this sale and purchase agreement has been executed, i.e. 5 July 2014.

Swiss Tax Holding Election	has the meaning as defined in Section 11.3.1(1).

Target	has the meaning as defined in Preamble (F).

Target Premium Date	has the meaning as defined in Section 4.3.1(1).

Tax / Taxes	shall mean any tax (Steuer) within the meaning of Section 3 of the German Tax Code (Abgabenordnung, AO), or of the relevant laws of any other jurisdiction, including any withholding taxes, and any secondary liability, interest, penalties, fines and additions imposed in connection with any of the items referred to above, excluding, for the avoidance of doubt, deferred taxes and/or notional taxes (such as reductions of loss carry forwards or future depreciation.

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Tax Return	shall mean any return, declaration, document, report, claim for refund, notice for or information relating to any Tax, including any amendment, schedule or attachment thereto.

Third Party Claim	has the meaning as defined in Section 8.3.2.

Threshold Amount	has the meaning as defined in Section 8.2.3.

Transaction	has the meaning as defined in Preamble (G).

USD Senior Notes	has the meaning as defined in Section 2.1.1(2).

WDI	means WILD Dairy Ingredients GmbH together with its direct and indirect subsidiaries and participations.

WDI Transaction	means the sale by HPW of WDI to ADM Germany GmbH by virtue of a separate sale and purchase agreement.

WILD Flavors Business	has the meaning as defined in Preamble (F).

WILD Flavors Company / WILD Flavors Companies	has the meaning as defined in Section 1.2.

WILD Switzerland	shall mean WILD Flavors (Schweiz) AG.

WILD Switzerland Account	has the meaning as defined in Section 4.6.4.

WILD Switzerland Amount	has the meaning as defined in Section 4.6.4.

WILD Switzerland Loan	has the meaning as defined in Section 4.6.4.

WILD Unterstützungskasse	has the meaning as defined in Section 14.1.

WILD US Account	has the meaning as defined in Section 4.6.5.

WILD US Amount	has the meaning as defined in Section 4.6.5.

WILD US Loan	has the meaning as defined in Section 4.6.5.

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INDEX OF ANNEXES

Annex 1.2	WILD Flavors Companies

Annex 3.1.1	Purchasers’ Allocation of the Shares

Annex 3.2	Waiver of Preferential Rights or Other Rights

Annex 3.3	Form Assignment Declarations

Annex 5.1.2(3)	Exceptions Leakage

Annex 5.1.2(5)	Exceptions Asset Transfers

Annex 5.1.4(2)	Permitted Asset Transfers

Annex 5.1.4(5)	Perrmitted Other Payments or Commitments to Pay

Annex 6.5.2	Approval of the Transfer of Shares by the Shareholders’ Meeting of the Target

Annex 6.5.6	List of Advisory Board Members to Resign

Annex 6.5.8	Application for Registration of the Transfer of Shares with the Commercial Register

Annex 6.5.10	Form Closing Memorandum

Annex 6.7	HPW Power of Attorney for Closing

Annex 7.2.1(2)	Agreements triggering a Termination Right

Annex 7.2.4(1)	Financial Statements

Annex 7.2.5(1)	Pending Litigation

Annex 7.2.5(2)	Threatened Litigation

Annex 7.2.6(1)	Product Recalls

Annex 7.2.7(1)	Intellectual Property Rights

Annex 7.2.7(2)	Proceedings for Opposition, Cancellation, Revocation or Rectification of Intellectual Property Rights

Annex 7.2.7(3)	Employee Compensation Claims

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Annex 7.2.9(1)	Permits and Licenses

Annex 7.2.9(2)	Compliance with Laws

Annex 7.2.10	Real Estate

Annex 7.2.11(1)	Collective Labor Agreements and Works Agreements

Annex 7.2.11(2)	Transaction Bonus Payments, Severance Payments, Garden Leave or Termination Rights in connection with the Transaction

Annex 7.2.11(3)	Pension or Retirement Benefit Schemes, Arrangements or Commitments

Annex 7.2.11(4)	Employee Benefits and Bonuses

Annex 7.2.12(1)	Related Party Agreements

Annex 7.2.12(2)	Material Agreements

Annex 7.2.14	Ordinary Course of Business from Effective Date until Signing Date

Annex 8.1.3(6)(a)	Joint Instruction Letter

Annex 8.1.3(6)(b)	Disclosed Documents

Annex 9.2.4	Merger Control Authority / Governmental Authority

Annex 9.3	Commitment to Fund

Annex 10.2.1	Management Instruction Letter

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PREAMBLE

(A)	HPW is an individual, resident at Kirchenstrasse 4, 6300 Zug, Switzerland.

(B)	KKR is a private limited liability company (société à responsabilité limitée) duly organized and validly existing under the laws of the Grand Duchy of Luxembourg with its registered seat at 63, rue du Rollingergrund, L-2440, Luxembourg, registered with the Register of Commerce and Companies (Registre de Commerce et des Sociétés) of Luxembourg under B 155321.

(C)	Purchaser 1 is a limited company duly organized and validly existing under the laws of The Netherlands with its registered seat at Koog aan de Zaan, registered with the Kamer van Koophandel under 24149451.

(D)	Purchaser 2 is a limited company duly organized and validly existing under the laws of The Netherlands with its registered seat at Rotterdam, registered with the Kamer van Koophandel under 24160592.

(E)	Guarantor is a limited partnership duly organized and validly existing under the laws of Cayman Islands with its registered seat at Grand Cayman.

(F)	HPW holds 65% and KKR 35% of the shares in WILD Flavors GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized and validly existing under the laws of Switzerland with its registered seat at Neugasse 22, 6300 Zug, Switzerland, registered with the Commercial Register of the Canton of Zug (Handelsregister des Kantons Zug) under CHE-115.455.545 (the Target). The Target and its direct and indirect subsidiaries are engaged in the development, production, marketing & sales and distribution of ingredients (including flavors, sweeteners, mint and colours), extracts and flavor systems and juices for the food and beverages industry (the WILD Flavors Business).

(G)	Under this Agreement, the Sellers intend to sell and transfer to the Purchasers all shares in the Target, and the Purchasers wish to purchase and acquire all these shares (the Transaction).

NOW, THEREFORE, the Parties hereto agree as follows:

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SECTION 1

CORPORATE STRUCTURE

1.1	The Target

1.1.1	The Target is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized and validly existing under the laws of Switzerland with its registered seat at Neugasse 22, 6300 Zug, Switzerland, registered with the Commercial Register of the Canton of Zug (Handelsregister des Kantons Zug) under CHE-115.455.545.

1.1.2	The registered share capital (Stammkapital) of the Target amounts to CHF 1,236,000 (in words: one million two hundred thirty six thousand Swiss Francs) and is divided into 12,360 shares with a par value of CHF 100 (in words: one hundred Swiss Francs) each whereby HPW holds 8,034 of the shares (the HPW Shares) and KKR holds 4,326 of the shares (the KKR Shares) (the HPW Shares and the KKR Shares collectively the Shares).

1.2	WILD Flavors Companies

The Target owns, directly or indirectly, the shares, partnership interests or similar equity rights in the entities listed in Annex 1.2 with the percentage of voting rights and capital directly or indirectly held by the Target shown next to the name of the relevant entity. The entities listed in Annex 1.2 are collectively referred to as the WILD Flavors Companies and individually as a WILD Flavors Company.

SECTION 2

STATUS OF THE CURRENT EXTERNAL DEBT FINANCING

2.1.1	As of the Signing Date, the Target and the WILD Flavors Companies have entered into the following financing agreements with third parties:

(1)	a credit facility agreement dated 20 April 2011, as amended from time to time, regarding a revolving credit facility in the total amount of EUR 250,000,000 (in words: two hundred fifty million Euros) between the Target as borrower and Commerzbank Aktiengesellschaft and others as lenders (together with any ancillary agreements thereto the Revolving Credit Facility);

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(2)	a note purchase agreement dated 18 December 2013 regarding three (3) tranches of senior notes in the aggregate amount of USD 200,000,000 (in words: two hundred million US Dollars) between the Target as seller and The Prudential Insurance Company of America and others as purchasers (the USD Senior Notes);

(3)	two (2) loan note agreements (Schuldscheindarlehensverträge) dated 6 December 2011 in an aggregate amount of EUR 55,000,000 (in words: fifty five million Euros) between the Target as borrower and Bayerische Landesbank as original lender (the BayernLB Notes);

(4)	a credit agreement dated 15 January 2013 regarding a revolving credit facility in the total amount of USD 8,000,000 (in words: eight million US Dollars) between WILD Flavors, Inc. and Wild Affiliated Holdings, Inc. as borrowers and Fifth Third Bank as lender (the FTB Credit Facility);

(5)	a loan agreement dated 25 July 2007 in the amount of EUR 935,000 (in words: nine hundred and thirty five thousand Euros) between WILD Valencia S.A. as borrower and Instituto Valenciano de Finanzas as lender (the IVF Loan); and

(6)	a loan agreement dated 31 July 2009 in the amount of EUR 800,000 (in words: eight hundred thousand Euros) between WILD Valencia S.A. as borrower and Banco Santander, S.A. as lender (the BS Loan), which will become due for repayment on 31 July 2014.

(the Revolving Credit Facility, the USD Senior Notes, the BayernLB Notes, the FTB Credit Facility, the IVF Loan and the BS Loan hereinafter collectively referred to as the Existing Financing Agreements).

2.1.2	The Purchasers acknowledge the terms, conditions and requirements (in particular, without limitation, the notice periods) of the Existing Financing Agreements with respect to a voluntary early pre-payment or a mandatory repayment of any amounts payable under the Existing Financing Agreements in the context or as a consequence of the Transaction.

2.1.3

The Parties agree that the Purchasers, at their sole discretion, may fully or partially repay the external indebtedness existing at the Closing Date under the Existing Financing Agreements at or shortly after the Closing Date and the Sellers shall cooperate with, and reasonably support, the Purchasers in

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assessing the requirements and cost of such early pre-payment or repayment and preparing for such early pre-payment or repayment. For the avoidance of doubt, all amounts, costs, charges and fees payable by the Target or a WILD Flavors Company under the Existing Financing Agreements in case of an early pre-payment or repayment of the Existing Financing Agreements shall be economically borne by the Purchasers.

SECTION 3

SALE OF THE SHARES; ASSIGNMENT; RIGHTS TO PROFITS

3.1	Sale and Purchase of the Shares

3.1.1	Upon the terms and conditions of this Agreement and with economic effect as of the Effective Date, HPW hereby sells to the Purchasers the HPW Shares, and KKR hereby sells to the Purchasers the KKR Shares. The Purchasers hereby purchase the HPW Shares and the KKR Shares. The allocation of the KKR Shares and the HPW Shares as between the Purchasers shall be as set forth in Annex 3.1.1.

3.1.2	The Purchasers purchase the Shares jointly and severally and shall be joint and several debtors, as well as joint and several creditors, with respect to all of their rights and obligations under this Agreement.

3.2	Waiver of Preferential or Other Rights

Each Seller and each KKR shareholder (i.e. KKR Columba Two S.à r.l. and KKR Columba Three S.à r.l.) have unconditionally and irrevocably waived with effect as of the Closing Date, all re-purchase rights, pre-emptive rights, subscription rights, conversion rights, option rights, sale rights, rights of first refusal, rights of first offer, tag along-rights and any other preferential rights to which it may be entitled under the shareholders’ and investment agreement between the Sellers, the shareholders of KKR and the Target, the articles of association, by-laws or other corporate documents of the Target with regard to the sale and transfer of the Shares contemplated under this Agreement by virtue of the waiver letter attached hereto as Annex 3.2.

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3.3	Assignment; Separate Assignment Declarations

The Sellers and the Purchasers agree that the Shares sold and purchased under this Agreement are not transferred by virtue of this Agreement but will be assigned with effect in rem on the Closing Date with economic effect as of the Effective Date by means of a separate assignment declaration. Each Seller and each Purchaser hereby undertakes to execute, on the Closing Date, an assignment declaration substantially in the form attached hereto as Annex 3.3 (the Assignment Declarations) in order to effect such in rem transfer of the Shares.

3.4	Rights to Profits

The sale and assignment of the Shares shall include any and all ancillary rights and benefits attached to the Shares as of the Effective Date, including voting, subscription and dividend rights. Any and all profits attributable to periods until (and including) the Effective Date which have not been distributed or transferred to the Sellers prior to or on the Effective Date shall be for the account of the Purchasers.

3.5	Usufruct Rights and Obligations

The Purchasers are entitled to all usufruct (Nutzungen) and have to bear all obligations (Lasten) as from the Effective Date. Section 101 BGB is excluded.

SECTION 4

PURCHASE PRICE; ESCROW

4.1	Base Purchase Price

The aggregate purchase price to be paid by the Purchasers to the Sellers for the Shares as sold and purchased under this Agreement shall amount to

EUR 2,176,400,000 (in words: two billion one hundred seventy six million four hundred thousand Euros)

(the Base Purchase Price).

4.2	Base Purchase Price Adjustment

4.2.1	The Parties agree that the Base Purchase Price shall be adjusted for the difference by which the actual amounts in respect of the following items as of the Closing Date exceed or fall short of the amounts assumed by the Parties as of the Signing Date (and taken into account for purposes of calculating the Base Purchase Price):

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(1)	the amounts of external advisory fees, investment bank fees and related out-of-pocket expenses related to the Transaction and paid or to be paid by the Target or a WILD Flavors Company, assumed by the Parties as of the Signing Date to be an amount of EUR 28,500,000 (in words: twenty-eight million five hundred thousand Euros) before applicable VAT (which shall be disregarded for the purposes of this paragraph (1)); and

(2)	the amounts of exit bonus or other payments related to the Transaction, made or to be made by the Target or a WILD Flavors Company, assumed by the Parties as of the Signing Date to be an amount of EUR 46,700,000 (in words: forty-six million seven hundred thousand Euros)

(paragraphs (1) and (2) collectively referred to as the Purchase Price Adjustments and individually as a Purchase Price Adjustment).

4.2.2	The Parties acknowledge that the amount of each Purchase Price Adjustment may deviate upwards (the Increased Amount) or downwards (the Decreased Amount) from the estimated amounts set forth in Section 4.2.1. If such deviation were to occur, the Parties agree that any Increased Amount in respect of paragraphs (1) and (2) of Section 4.2.1 shall reduce the Base Purchase Price and any Decreased Amount in respect of such items shall increase the Base Purchase Price on a Euro-for-Euro basis (the Base Purchase Price after the adjustments pursuant to this Section 4.2.2, the Purchase Price).

4.3	Purchase Price Premium

4.3.1	The Base Purchase Price shall

(1)	be increased by a premium (the Purchase Price Premium), to be calculated by multiplying the Base Purchase Price with 0.2757 per cent per month (the Premium Rate) for the period from and including the Signing Date until, but excluding, the date which falls four (4) months from the Signing Date (the Target Premium Date); however

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(2)	if Closing occurs prior to the Target Premium Date, the aggregate amount of the Purchase Price Premium shall nevertheless be the same as if the Closing had occurred on the Target Premium Date;

(3)	if Closing were to occur after the Target Premium Date, the Premium Rate applicable during the period from and including the Target Premium Date until and including the Closing Date shall be increased to 0.3446 per cent per month.

4.3.2	The Purchase Price Premium shall be calculated on the basis of actual days elapsed and a month with thirty (30) days.

4.3.3	The Parties agree that as between the Sellers, HPW shall be entitled to the initial EUR 21,000,000 (in words: twenty-one million Euros) of the Purchase Price Premium and any remaining amount of the Purchase Price Premium shall be split such that HPW is entitled to receive 65% (together with the initial EUR 21,000,000, the HPW Premium) and KKR is entitled to receive 35% of the remaining amount of the Purchase Price Premium (the KKR Premium).

4.4	Notification

No later than five (5) Business Days prior to the Closing Date, the Sellers shall notify the Purchasers in writing of each Purchase Price Adjustment, the Purchase Price, the HPW Premium, the KKR Premium, the WILD Switzerland Amount and the WILD US Amount.

4.5	Due Date of the Purchase Price

The Purchase Price together with the accrued Purchase Price Premium shall become due and payable on the Closing Date.

4.6	Payment of the Purchase Price

4.6.1	Payments pursuant to this Section 4.6 shall be paid on the Closing Date in Euro by way of wire transfer free and clear of any costs and fees in immediately available funds to be credited on the same day.

4.6.2	The HPW Purchase Price shall amount to 65% of the Purchase Price, plus the HPW Premium.

4.6.3	The KKR Purchase Price shall amount to 35% of the Purchase Price, plus the KKR Premium.

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4.6.4	The amount to be notified by the Sellers in accordance with Section 4.4 shall be paid by the Purchasers to the following bank account of WILD Switzerland to fully discharge HPW’s obligation to repay to WILD Switzerland the (i) outstanding principal amount of the loan granted by WILD Switzerland to HPW by virtue of the loan agreement dated 3 February 2010, as amended by virtue of the first amendment agreement dated 1 May 2014 (the WILD Switzerland Loan), (ii) all interest accrued on the outstanding principal amount of the aforementioned loan until the Closing Date, (iii) all other amounts payable under the aforementioned loan and (iv) the balance owed by HPW under the current account (Verrechnungskonto) maintained at WILD Switzerland as of the Closing Date (collectively referred to as the WILD Switzerland Amount) to WILD Switzerland:

Bank: UBS AG

IBAN: CH02 0029 2292 1098 1151 2

BIC/SWIFT: UBSWCHZH80A

(the WILD Switzerland Account).

HPW and the Purchasers hereby agree that with the payment by the Purchasers on behalf of HPW of the WILD Switzerland Amount the loan granted to HPW by WILD Switzerland by virtue of the WILD Switzerland Loan and the balance owed by HPW under the current account (Verrechnungskonto) maintained at WILD Switzerland shall be fully discharged and no loan (and no interest thereon) or balance owed by HPW under the aforementioned current account remains outstanding between WILD Switzerland and HPW as of the Closing Date other than as set forth in this Section 4.6.4.

As of 30 June 2014, (i) the principal amount drawn by HPW under the WILD Switzerland Loan amounts to EUR 51,135,535 (in words: fifty one million one hundred and thirty-five thousand five hundred thirty-five Euros), (ii) the interest accrued on the outstanding principal amount and all other amounts payable under the aforementioned loan amount to EUR 4,620,864 (in words: four million six hundred and twenty thousand eight hundred sixty-four Euros), and (iii) the balance owed by HPW under the current account (Verrechnungskonto) maintained at WILD Switzerland amounts to EUR 273,262 (in words: two hundred seventy-three thousand two hundred sixty-two Euros).

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To the extent that the amount paid to the WILD Switzerland Account is different from the actual amounts owed by HPW relating to the WILD Switzerland Loan (including interest accrued thereon and other amounts payable thereunder) and the current account maintained by HPW at WILD Switzerland, the Purchasers and HPW shall calculate and settle such difference as soon as reasonably practicable following the Closing.

4.6.5	The amount to be notified by the Sellers in accordance with Section 4.4 shall be paid by the Purchasers to the following bank account of WILD Flavors Inc. to fully repay the USD loan granted to HPW by WILD Flavors Inc. by virtue of the promissory note dated 17 February 2014 (the WILD US Loan), including the principal amount and interest accrued (collectively referred to as the WILD US Amount) to WILD Flavors Inc.:

Bank: Fifth Third Bank, N.A.

Aba Routing: 042000314

Account Number: 999 42048

SWIFT: FTBCUS3C

(the WILD US Account).

HPW and the Purchasers hereby agree that with the payment by the Purchasers on behalf of HPW of the WILD US Amount, the WILD US Loan granted to HPW by WILD Flavors Inc. shall be fully discharged, and no loan (and no interest thereon) remains outstanding between WILD Flavors Inc. and HPW as of the Closing Date other than as set forth in this Section 4.6.5.

To the extent that the amount paid to the WILD US Account is different from the actual amounts owed by HPW relating to the WILD US Loan (including interest accrued thereon and other amounts payable therunder), the Purchasers and HPW shall calculate and settle such difference as soon as reasonably practicable following the Closing.

4.6.6	The remaining portion of the HPW Purchase Price, i.e. HPW Purchase Price minus (i) the WILD Switzerland Amount, (ii) the WILD US Amount, (iii) the HPW Escrow Amount, and (iv) any amount of Leakage allowed to be offset against the HPW Purchase Price pursuant to Section 5.3.3 (the HPW Remaining Purchase Price) shall be paid to the following bank account:

Bank: Credit Suisse AG

IBAN: CH09 0483 5091 8833 7200 1

BIC/SWIFT: CRESCHZZ80A

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(the HPW Account).

4.6.7	The KKR Purchase Price less (i) the KKR Escrow Amount, and (ii) any amount of Leakage allowed to be offset against the KKR Purchase Price pursuant to Section 5.3.3 shall be paid to the following bank account:

Bank: Banque de Luxembourg

IBAN: LU43 0080 2051 8470 2001

BIC: BLUXLULL

(the KKR Account).

4.6.8	A portion of the HPW Purchase Price in the amount of EUR 65,000,000 (in words: sixty five million Euros) (the HPW Escrow Amount) shall be paid to the HPW Escrow Account (as defined in Section 4.10.1) and a portion of the KKR Purchase Price in the amount of EUR 35,000,000 (in words: thirty five million Euros) (the KKR Escrow Amount) shall be paid to the KKR Escrow Account (as defined in Section 4.11.1).

4.6.9	The Sellers hereby acknowledge and confirm that upon receipt by the Sellers of the payments set forth in this Section 4.6 in the relevant accounts the Purchasers shall have fully satisfied their obligation to pay the Purchase Price.

4.6.10	As between the Purchasers, all amounts payable by the Purchasers under this Section 4.6 shall be allocated 65% to Purchaser 1 and 35% to Purchaser 2.

4.6.11	Any Purchase Price Adjustment and any repayment or settlement amounts under Sections 4.6.4 and 4.6.5 in currencies other than Euro shall be converted to the equivalent amount of Euros calculated on the basis of the Euro reference rate of the European Central Bank published at 00:00 hours CET on the fifth (5th) Business Day prior to the Closing Date.

4.7	Default

In case of default of payment of any amount payable by the Purchasers under or in connection with this Agreement, in particular the Purchase Price, the Purchase Price Premium and the Break Fee, the amount to pay shall bear interest at a rate of eight (8) per cent per annum during the default period. Interest shall be calculated on the basis of actual days elapsed and a calendar

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year with 360 days and shall be paid together with the outstanding amount to pay in Euro by way of wire transfer free and clear of any costs and fees in immediately available funds to be credited on the same day into the WILD Switzerland Account, the WILD US Account, the HPW Account, the KKR Account, the HPW Escrow Account and the KKR Escrow Account, as the case may be, without prejudice to any other rights and remedies of the Sellers arising from such failure.

4.8	VAT

The Parties jointly assume that the sale and transfer of the Shares under this Agreement will either not be subject to VAT or will be VAT exempt. If and to the extent any VAT, however, applies and is imposed on the Sellers on the sale and transfer of the Shares under this Agreement, the Purchasers shall pay such VAT to the Sellers in addition to the Purchase Price, provided that the Sellers have issued a respective invoice in compliance with applicable laws. The Sellers shall not waive any VAT exemptions in connection with the sale and transfer of the Shares under this Agreement.

4.9	No Right to Set-off

Except as provided in Section 5.3.3, any right of the Parties to set-off or to withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res judicatae.

4.10	HPW Escrow Account

4.10.1	Prior to the Closing Date, HPW and the Purchasers shall jointly instruct a bank as escrow agent as HPW and the Purchasers may mutually agree upon in due course prior to Closing (the Escrow Agent) to open a separately held client bank account (Anderkonto) (the HPW Escrow Account) to receive on the Closing Date payment from the Purchasers of the HPW Escrow Amount. Any funds in the HPW Escrow Account shall serve as security deposit for the Purchasers with respect to any claims of the Purchasers against HPW under or in connection with this Agreement (the HPW Secured Claims) for a period of eighteen (18) months after the Closing Date (the Escrow Period) in accordance with the terms and conditions of an escrow agreement, including, in particular, without limitation, the agreements set forth in Section 4.10.2, to be entered into between HPW, the Purchasers and the Escrow Agent between the Signing Date and the Closing Date (the HPW Escrow Agreement).

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4.10.2	HPW and the Purchasers agree to jointly instruct the Escrow Agent in the HPW Escrow Agreement to:

(1)	provide to HPW and the Purchasers the details of the HPW Escrow Account at the latest ten (10) Business Days prior to the Closing Date;

(2)	release the HPW Escrow Amount or any portion thereof to the Purchasers upon receipt from the Purchasers of a certified copy of a final and binding arbitral award confirming a HPW Secured Claim and setting forth the amount payable by HPW to the Purchasers in settlement of such HPW Secured Claim in such amount; and

(3)	release the HPW Escrow Amount (in full or, in case of HPW Secured Claim pursuant to para. (2) above, the remaining amount thereof) to HPW immediately after the expiry of the Escrow Period, unless the Escrow Agent has, no later than five (5) Business Days prior to the expiry of the Escrow Period, received (i) a written notice from the Purchasers stating that it has initiated arbitration proceedings against HPW as a result of a HPW Secured Claim, and (ii) a certified copy of the relevant statement of claim (Klageschrift) submitted to arbitration in accordance with this Agreement.

4.11	KKR Escrow Account

4.11.1	Prior to the Closing Date, KKR and the Purchasers shall jointly instruct the Escrow Agent to open a separately held client bank account (Anderkonto) (the KKR Escrow Account) to receive on the Closing Date payment from the Purchasers of the KKR Escrow Amount. Any funds in the KKR Escrow Account shall serve as security deposit for the Purchasers with respect to any claims of the Purchasers against KKR under or in connection with this Agreement for the Escrow Period in accordance with the terms and conditions of an escrow, including, in particular, without limitation, the agreements set forth in Section 4.11.2 (the KKR Escrow Agreement), to be entered into between KKR, the Purchasers and the Escrow Agent between the Signing Date and the Closing Date.

4.11.2	Section 4.10.2 shall apply mutatis mutandis with respect to the KKR Escrow Agreement, whereby “HPW” shall be replaced by “KKR”.

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SECTION 5

LOCKED BOX

5.1	Locked Box Guarantee

5.1.1	The Sellers hereby guarantee to the Purchasers, severally but not jointly and subject to the provisions of Section 5.4, by way of an independent promise of guarantee pursuant to Section 311 paragraph (1) BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that during the period from and including the Effective Date up to and including the Signing Date, no Leakage other than Permitted Leakage has occurred that has not been remedied prior to or on the Signing Date (the Locked Box Guarantee).

5.1.2	Leakage shall mean any of the following actions or payments that are carried out or made for the benefit, or upon the request or initiative, of a Seller or a Seller’s Affiliate (other than the Target or the WILD Flavors Companies and, if Closing of this Agreement and closing of the WDI Transaction happen on the same date or consecutive date, other than WDI):

(1)	any interim or other dividend or any equivalent distribution (whether in cash or in kind, open or constructive) approved, declared, paid or made by, or for the account of, the Target or any WILD Flavors Company and any withdrawal from any capital account, partnership account or loan account;

(2)	any return of capital (either by reduction of capital or redemption or purchase of shares, withdrawal from capital accounts or partnership accounts or in an equivalent manner) by, or on account of, the Target or any WILD Flavors Company;

(3)	except for the measures set forth in Annex 5.1.2(3) which shall not constitute Leakage, any waiver, settlement, deferral or release by, or on account of, the Target or any WILD Flavors Company of any amount or obligation owed or due to the Target or a WILD Flavors Company by any individual or entity or legal person (other than any amount or obligation owed or due to the Target or a WILD Flavors Company by a customer or supplier within the ordinary course of business consistent with past practice);

(4)

any assumption or discharge of any liability (including in relation to any recharging of costs of any kind) of a Seller or a Seller’s Affiliate (other than the Target and the WILD Flavors Companies and, if

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Closing of this Agreement and closing of the WDI Transaction happens on the same date or consecutive date, other than WDI) by the Target or any WILD Flavors Company, other than for reimbursement of reasonable travel or other out-of-pocket costs and expenses incurred on business in accordance with past practice for the Target and the WILD Flavors Companies;

(5)	any asset transfer, purchase or disposal made by, or on account of, the Target or a WILD Flavors Company to a Seller or a Seller’s Affiliate other than (i) in the ordinary course of business and (ii) the transactions set forth in Annex 5.1.2(5), provided that, to the extent that (ii) includes any transaction for the transfer of real estate, the relevant Seller bears any Taxes resulting from such transaction;

(6)	irrespective of whether paid to, for the benefit or upon the request or initiative of, the Sellers or any of the Sellers’ Affiliates, any payment of brokerage or finders’ fees, agents’ commissions or similar payments to be made in connection with the Transaction (other than those pursuant to Section 4.2.1(1)) or any agreement or undertaking to make such payments, whether made before or after the Effective Date;

(7)	Purchase Price Adjustment amounts that are not reflected in the Increased Amount for any reason (it being understood that the Parties will seek to include all Purchase Price Adjustment amounts that are known to them at least until and including the fifth day prior to the Closing Date in the calculation of the Increased Amount); and

(8)	any agreement or undertaking to do any of the foregoing,

but does not include any Permitted Leakage.

5.1.3	For the avoidance of doubt, (i) any of the actions or payments pursuant to Section 5.1.2 that are carried out or made by the Target or a WILD Flavors Company to or for the benefit of the Target or another WILD Flavors Company, (ii) the payments pursuant to Section 4.2.1(1) and 4.2.1(2), (iii) any drawdowns or payments to HPW in accordance with the WILD Switzerland Loan and the WILD US Loan, (iv) any actions requested by the Purchasers pursuant to Section 11.1.2, and (v) any and all payments, repayments or prepayments (including accrued interest thereon, any prepayment fees, penalties or charges) by the Target or a WILD Flavors Company, other than to, or for the account, directly or indirectly, of, a Seller or Sellers’ Affiliate, under the Existing Financing Agreements shall, in each case, not constitute Leakage.

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5.1.4	Permitted Leakage shall mean any of the following actions or payments:

(1)	any payment to a Seller or a Seller’s Affiliate pursuant to any agreement entered into prior to the date of the Financial Statements or thereafter with respect to the supply of products or the provision of services in the ordinary course of business;

(2)	the performance of any Related Party Agreement, including, without limitation, any asset transfer, purchase or disposal made by, or on account of, the Target or a WILD Flavors Company pursuant to the transactions described in Annex 5.1.4(2), provided that to the extent that Annex 5.1.4(2) includes any transaction for the transfer of real estate or of similar fixed assets (Gegenstände des Anlagevermögens), either (i) the relevant Seller bears any Taxes resulting from such transaction or (ii) such Taxes shall be treated as Leakage;

(3)	any reasonable travel or other internal costs of directors, officers or employees or advisory board members of the Target or any WILD Flavors Company incurred by the Target or any WILD Flavors Company in connection with the Transaction up to an aggregate amount of EUR 1,000,000 (in words: one million Euros);

(4)	subject to Section 5.1.4 (2) above, any payments on Taxes, including, without limitation, the VAT referred to in Section 4.2.1(1), of the Target or a WILD Flavors Company that are due and payable, including for the avoidance of doubt payments including prepayments on account of the Tax liabilities owed by the German Material Companies based on Tax assessments for the period from 1 January 2007 until 31 December 2011 (or parts of such period) issued on the basis of the Tax audit report for such periods dated 2 July 2014 which has been shared with the Purchasers;

(5)	any other payment or commitment to pay set forth in Annex 5.1.4(5);

(6)	any agreement, commitment or undertaking to do any of the foregoing.

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5.2	Locked Box Covenant

In addition to the Locked Box Guarantee, the Sellers shall procure that, during the period from the Signing Date until the Closing Date and except with the consent of the Purchasers, no Leakage other than Permitted Leakage occurs that will not have been remedied prior to or on the Closing Date (the Locked Box Covenant).

5.3	Leakage Notice; Breach of Locked Box Guarantee or Covenant

5.3.1	The Sellers shall provide to the Purchasers no later than five (5) Business Days prior to the Closing Date a written confirmation stating the amount of Leakage (if any) that has occurred since the Effective Date until and including the date preceding the date on which the written notice is made (the Leakage Notice).

5.3.2	If the Sellers were to breach the Locked Box Guarantee or the Locked Box Covenant (the Leakage Breach), they shall, in a proportion of 65% by HPW and 35% by KKR, or in the proportion that the Sellers may otherwise determine or that is determined in accordance with Section 5.4, reimburse the Target or the relevant WILD Flavors Company on a Euro-for-Euro basis an amount equal to the amount of Leakage constituting the Leakage Breach at the latest on the Closing Date (or, if for whatever reason such Leakage amounts have not been reimbursed on or before the Closing Date, then, subject to Section 8.5, following Closing).

5.3.3	Instead of the reimbursement pursuant to Section 5.3.2, the relevant Seller may, at its sole discretion, in the Leakage Notice allow, but not require, the Purchasers to offset the amount of Leakage constituting the Leakage Breach set out in the Leakage Notice against the Purchase Price attributable to the relevant Seller (i.e. HPW Purchase Price or KKR Purchase Price).

5.4	Procedure

To the extent that the Sellers do not, be it jointly or individually, reimburse the Target or the relevant WILD Flavors Company for Leakage Breaches on the Closing Date and such amounts are not offset against the Purchase Price, the Purchasers shall be entitled to demand full reimbursement from either or both of Sellers in each case up to the full amount of such Leakage but, ultimately, each Seller shall be liable only to the extent he/it is held responsible according to the procedure described below. Any arbitration proceedings in regard to such reimbursement may be initiated and conducted as proceedings against both Sellers for the payment by both of them of the full amount. In addition, if and to the extent procedurally possible, the Purchasers shall request the arbitration tribunal to determine whether one of the Sellers was solely responsible for the Leakage Breach and, if not, to what extent each of

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the Sellers was so responsible, in all cases adding up to 100% and the full amount of the Leakage Breach. The Sellers undertake to reimburse the amount of the Leakage Breach to the Purchasers in the proportions determined by the arbitration tribunal, it being understood and agreed that each Seller shall be liable towards the Purchasers only for the portion of the Leakage Breach for which such Seller has been found responsible (which can be up to 100% of such Leakage Breach). In the event that the requested determination is procedurally not possible or the arbitration tribunal cannot or does not make the determination, the Sellers shall reimburse the Purchasers in the proportion of 65% by HPW and 35% by KKR as to the Leakage Breach.

SECTION 6

CLOSING AND CLOSING ACTIONS

6.1	Closing; Closing Date

Subject to the satisfaction or waiver of the Conditions Precedent, the consummation of the Transaction (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer LLP, Bockenheimer Anlage 44, 60322 Frankfurt am Main, Germany, (i) on the tenth (10th) Business Day following the satisfaction or waiver of the Condition Precedent relating to the Merger Control Clearance set forth in Section 6.2.1(1), or (ii) at any other time and/or place which the Sellers and the Purchasers will mutually agree upon in writing (the date in (i) or (ii), as the case may be, the Closing Date).

6.2	Conditions Precedent

6.2.1	The obligation of the Parties to carry out the Closing is subject to the satisfaction or waiver of the conditions precedent (aufschiebende Bedingungen) (collectively referred to as the Conditions Precedent, and each of them a Condition Precedent) of:

(1)	the Merger Control Authorities or Governmental Authorities of the United States of America, the European Union, Brazil, Japan, Macedonia, Russia, Ukraine and Turkey having granted or waived (or having been deemed to have granted or waived) their consent, approval, clearance, confirmation or licence (or, as applicable, the respective waiting period has expired) under the applicable merger control laws with respect to the Transaction (collectively the Merger Control Clearance); and

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(2)	the Sellers not being in breach of the Sellers’ Guarantees in Section 7.2.1(1) (Due Execution, Authority), Section 7.2.2 (Corporate Issues) (provided that for purposes of this Condition Precedent the first sentence of Section 7.2.2 (Corporate Issues) shall be deemed to read “The statements in Section 1.2 regarding the Target and the Material Companies are correct.”) and Section 7.2.3 (The Shares) (provided that for purposes of this Condition Precedent the first sentence of Section 7.2.3 (The Shares) shall be deemed to read “The shares of the Target and the Material Companies have been validly issued and are free from any encumbrances or equivalent rights of third parties, in each case, except under statutory law or the relevant articles of association (or equivalent documents).”), in each case if the breach would have resulted, had Closing already occurred, in a Purchasers’ Claim in the amount of EUR 100,000,000 (in words: one hundred million Euros) or more, and such breach is not cured within thirty (30) days of the date on which the Sellers are notified by the Purchasers, or do notify the Purchasers, thereof. Any Party claiming such breaches shall bear the burden of proof for such claims.

6.2.2	To the extent legally permissible, the Condition Precedent set forth in Section 6.2.1(1) may be waived (in whole or in part, and also with respect to individual jurisdictions) by written agreement between the Sellers and the Purchasers. The Condition Precedent set forth in Section 6.2.1(2) may be waived unilaterally by the Purchasers.

6.3	Termination of the Agreement; Long Stop Date; Break Fee

6.3.1	If the Condition Precedent relating to the Merger Control Clearance set forth in Section 6.2.1(1) has not been satisfied or waived at the latest on the date which is eight (8) months after the Signing Date (the Merger Control Period), the Sellers (acting jointly) shall be entitled to rescind this Agreement (Rücktritt vom Vertrag) by written notice to the Purchasers.

6.3.2

If this Agreement is not rescinded in accordance with Section 6.3.1, the Purchasers shall continue to use their best efforts to ensure that the Merger Control Clearance is obtained as soon as reasonably practicable. In such case, Section 6.4 shall apply mutatis mutandis. If the Condition Precedent relating to the Merger Control Clearance set forth in Section 6.2.1(1) has still not been

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satisfied or waived until the date which is four (4) months after the date on which the Merger Control Period has expired (the Long Stop Date), this Agreement shall terminate automatically, i.e. without any further notice or action being required, on the Long Stop Date.

6.3.3	If this Agreement is rescinded in accordance with Section 6.3.1 or terminates in accordance with Section 6.3.2, as the case may be, and, in any of those cases, except if the Sellers have violated their obligations under Section 6.4.3 and such violation caused or contributed to the Merger Control Clearance not being obtained prior to the expiry of the Merger Control Period or the Long Stop Date, as the case may be, the Purchasers shall, irrespective of any breach by the Purchasers of any of their obligations under this Agreement, pay to the Sellers within five (5) Business Days after the date of such rescission or termination of the Agreement a break fee as contractual penalty in the amount of EUR 50,000,000 (in words: fifty million Euros) (the Break Fee), such amount constituting conclusive compensation for damages suffered by the Sellers whether resulting from the breach by the Purchasers of any obligation under this Agreement or otherwise in connection herewith in case of such a rescission or termination, except, for the avoidance of doubt, for any amounts to be indemnified or reimbursed by the Purchasers pursuant to Section 11.1.2.

6.3.4	If this Agreement is rescinded in accordance with Section 6.3.1 or terminates in accordance with Section 6.3.2, as the case may be, all rights and obligations of the Parties shall terminate without any liability of the Parties towards the other Parties except that this Section 6.3.4 (Termination of the Agreement; Long Stop Date; Break Fee), Section 4.7 (Default), Section 4.9 (No Right to Set-off), Section 11.1.2 (Access), Section 17 (Confidentiality / Press Releases), Section 18 (Assignment of Rights and Undertakings), Section 19 (Purchaser’s Guarantor), Section 20 (Taxes and Costs), Section 21 (Notices) and Section 22 (Miscellaneous) shall remain in full force and effect.

6.4	Obligations with respect to the Merger Control Clearance

6.4.1	The Purchasers shall (i) use their reasonable best efforts within the scope of and subject to the requirements and limitations provided in Section 6.4 to ensure that the Merger Control Clearance is obtained as soon as reasonably practicable after the Signing Date but, in any event, within the Merger Control Period, (ii) keep the Sellers informed about the progress made in obtaining the Merger Control Clearance, and (iii) shall inform the Sellers in writing without undue delay (unverzüglich) as soon as Merger Control Clearance has (fully or partially) been obtained, or it becomes evident that the Merger Control Clearance cannot be obtained.

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6.4.2	The Purchasers shall, and to the extent required, shall cause their Affiliates to, subject to the Sellers’ and the Sellers’ Affiliates reasonable cooperation and assistance as set forth herein, ensure that any filings required in connection with the Merger Control Clearance and to be made with any Merger Control Authority or Governmental Authority, to the extent they have not already been made prior to the Signing Date, will be made without undue delay after the Signing Date and in compliance with the applicable time periods (including any extensions) under the applicable laws and regulations. Such filings shall be made by the Purchasers on behalf of the Parties and the Target (save where mandatory law requires the Sellers or the Target to make the filing, in which case Sellers shall do so), provided, however, that each of the Purchasers and the Sellers (as the case may be) shall provide the other Parties with a reasonable opportunity to comment on all filings and other material relevant correspondence, including any documents or other written (or material oral) communications before they are sent out to such Merger Control Authority or Governmental Authority. However, each Party reserves the right to file confidential information about its business or other investments (including, in respect of the Sellers) (if so required) directly and without sharing such confidential information with the other Parties as long as such confidential information is shared with the other Parties’ advisors on a confidential counsel-to-counsel basis before it is sent to such Merger Control Authority or Governmental Authority.

6.4.3

The Parties shall closely cooperate in good faith in the preparation of such filings with such cooperation including so far as practicable the timely exchange of drafts in order to give reasonable opportunity to comment on such drafts. The Sellers shall without undue delay provide the Purchasers with all information and assistance reasonably required for the preparation of the respective filings or in order to respond to requests made, or objections raised, by Merger Control Authorities or Governmental Authorities. Each Party shall without undue delay provide all other Parties with copies of any correspondence with any Merger Control Authority or Governmental Authority and with copies of any written statement, order or decision of any Merger Control Authority or Governmental Authority, subject to the reservations regarding confidential information set forth in Section 6.4.2 above. The Parties shall closely cooperate in good faith in any discussions and negotiations with any Merger Control Authority or Governmental Authority with the objective to obtain the Merger Control Clearance in the

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shortest time period possible; provided that the Purchasers shall be entitled to lead and exercise ultimate authority and control over all strategy, discussions, negotiations, submissions and proceedings. The Purchasers (or the Sellers) may withdraw (zurücknehmen) filings made with any Merger Control Authority or Governmental Authority or agree with any Merger Control Authority or Governmental Authority on the extension of any examination period only with the express prior written consent of the Sellers (or Purchasers), such consent not to be unreasonably delayed or withheld.

6.4.4	Except as provided herein, the Purchasers shall without undue delay take any and all action necessary, required or advisable to obtain the Merger Control Clearance from any Merger Control Authority or Governmental Authority without undue delay and any and all action necessary, proper or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Merger Control Authority or Governmental Authority that would delay, enjoin, prevent, restrain, or otherwise prohibit the consummation of the Transaction including but not limited to accepting the imposition of and complying with any conditions and obligations required by any Merger Control Authority or Governmental Authority in order to obtain Merger Control Clearance.

6.4.5	In the event that any Merger Control Authority or Governmental Authority requires (the Requirement) the Purchasers to agree to offer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair any businesses, assets or properties located in jurisdictions other than Germany or the U.S. of the Target or any WILD Flavors Company (the Retained Assets), the Purchasers shall be entitled, but not obligated, to elect that the Sellers agree to, and implement, acting in good faith, a mechanism whereby one or both of the Sellers retain and hold separate for the Purchasers, or transfer to a third party designated by the Purchasers, the Retained Assets, in whole or in part, to the extent legally permissible pursuant to appropriate contractual arrangements that reflect the commercial goals of the transactions contemplated by this Agreement (the Hold Separate Agreements), which Hold Separate Agreements the Purchasers shall be entitled to amend at any time and the Sellers will cooperate in order to effect the implementation of any such amendments.

The Purchasers shall, at all times, be entitled to dispose of the Retained Assets subject to the reimbursement of the Sellers of any external costs and expenses including any out-of-pocket costs and any liabilities thereby incurred by the Sellers. If the Purchasers exercise their right as aforestated

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and the Parties enter into Hold Separate Agreements, then (i) on the Closing Date, the Purchase Price shall be paid in full and the Shares shall be transferred to the Purchasers, and (ii) the Parties shall give each other prompt notice if the Requirement is withdrawn, in which case the Sellers shall, without undue delay, transfer full title and control over the Retained Assets to the Purchasers; the allocation of the Retained Assets as between the Purchasers shall be as reasonably directed by the Purchasers. If the Purchasers do not exercise their right as aforestated, and the Parties fail to agree on a Hold Separate Agreement for the relevant Retained Assets, or such a Hold Separate Agreement is not legally feasible or sufficient to address the requirements of the relevant Merger Control Authority, the Purchasers shall agree, subject to the next following sentence, to offer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair, first the Retained Assets and then any assets or properties of the Purchasers (including for the avoidance of doubt, any equity or other interests in the Target) in order to satisfy the Requirement.

Notwithstanding anything in this Agreement to the contrary, the Purchasers shall not be required to agree to offer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair (i), directly or indirectly, any assets or properties of the Target or any WILD Flavors Company located in the U.S. or Germany, or (ii) any assets or properties of the Purchasers (including for the avoidance of doubt, any equity or other interests in the Target) to the extent such assets have a value in excess of EUR 50,000,000 (in words: fifty million Euros). In all cases, the Sellers will reasonably cooperate to achieve to the extent possible the intentions expressed in this Section 6.4.5.

6.4.6	The Purchasers shall ensure that neither the Purchasers nor any of the Purchasers’ Affiliates will, prior to the Closing Date, enter into any acquisition, merger or similar business transaction which may prevent, delay or interfere with the Merger Control Clearance (except for the WDI Transaction). The Sellers shall not, and shall ensure that the Target and the WILD Flavors Companies will not, enter into any acquisition, merger or similar business transaction that may prevent, delay or interfere with the Merger Control Clearance.

6.4.7	If the consummation of the Closing is prohibited by any Merger Control Authority of any jurisdiction other than the European Union or the U.S., upon Sellers’ reasonable request, the Parties shall without delay contest such decision (including by way of litigation).

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6.5	Actions on Closing Date

On the Closing Date, the Sellers and the Purchasers shall simultaneously (Zug um Zug) take the following actions:

6.5.1	The Purchasers shall pay to the Sellers the Purchase Price in accordance with Section 4.

6.5.2	The Sellers shall deliver to the Purchasers a duly executed resolution of the shareholders’ meeting of the Target substantially in the form attached hereto as Annex 6.5.2 approving the transfer of the Shares to the Purchasers as required by article 3.7 and 10.11.1 (approval of the share transfer by the shareholders’ meeting) and article 9 (written shareholders’ resolution) of the Target’s articles of association.

6.5.3	Except as provided in Section 4.6.4, the Sellers shall procure that WILD Switzerland confirms to HPW in writing that with the payment by the Purchasers pursuant to Section 4.6.4 the loan granted by WILD Switzerland to HPW by virtue of the loan agreement dated 3 February 2010, as amended by virtue of the first amendment agreement dated 1 May 2014, the interest accrued thereon and any balance owed by HPW to WILD Switzerland under the current account maintained at WILD Switzerland have been fully repaid and no loan, no interest thereon and no balance remains outstanding as of the Closing Date.

6.5.4	Except as provided in Section 4.6.5, the Sellers shall procure that WILD Flavors Inc. confirms to HPW in writing that with the payment by the Purchasers pursuant to Section 4.6.5 the loan granted by WILD Flavors Inc. to HPW by virtue of the promissory note dated 17 February 2014 and the interest accrued thereon have been fully repaid and no loan and no interest thereon remains outstanding as of the Closing Date.

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6.5.5	Each of the Sellers shall assign the Shares sold by it according to Section 3.1.1 to the relevant Purchaser by executing the Assignment Declarations in accordance with Section 3.3, it being understood and agreed that the Purchasers shall not be obligated to proceed with the Closing unless all of the Shares are assigned and transferred to them as part of the Closing.

6.5.6	The Sellers shall deliver to the Purchasers duly executed resignation letters of certain members of the Target’s advisory board (such resignations having effect as of the Closing Date) as set out in Annex 6.5.6 and, in the resolution of the shareholders’ meeting of the Target referred to in Section 6.5.2 exonerate (entlasten) the resigning advisory board members upon their resignation.

6.5.7	The Sellers shall procure that the management of the Target registers the transfer of the Shares to the Purchasers in the shareholders’ register (Anteilsbuch) of the Target.

6.5.8	The Sellers and the Purchasers shall procure that the management of the Target executes an application for registration of the transfer of the Shares to the Purchasers with the Commercial Register of the Canton of Zug substantially in the form attached hereto as Annex 6.5.8 and files such application with the Commercial Register of the Canton of Zug.

6.5.9	The Sellers shall deliver to the Purchasers a certificate of the Sellers confirming the satisfaction of the Condition Precedent set forth in Section 6.2.1(2) it being understood and agreed, for the avoidance of doubt, that the Sellers shall not incur any liability from such certificate in excess of their liability, if any, for the breach of the relevant Sellers’ Guarantee referenced in Section 6.2.1(2).

6.5.10	The Parties shall execute a closing memorandum substantially in the form attached hereto as Annex 6.5.10 confirming the satisfaction or waiver of the Conditions Precedent, the taking of the actions set forth in this Section 6.5 and the consummation of the Closing.

6.6	Procedure in Case of Non-Merger Control Authority Injunctions and Orders

Should an injunction or other court or governmental order be issued before the Closing Date by a competent court of law or a Governmental Authority (other than a Merger Control Authority) of any jurisdiction that validly prohibits the Parties from consummating the Transaction (the Order) or if any of the statements set out in Section 7.2.1(2) (Due Execution, Authority) were incorrect (the Incorrectness), the Parties agree to proceed as follows:

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6.6.1	The Parties will cooperate in good faith in order to have the Order overturned, suspended or lifted or the Incorrectness rectified for a period of three (3) months, or in case of purely internal matters, thirty (30) days, and all other time periods set forth in this Agreement shall be tolled (gehemmt) for up to three (3) months or thirty (30) days, as the case may be, but not beyond the Long Stop Date; the Parties shall use their respective reasonable best efforts to, without undue delay, implement within the aforementioned periods a reasonable course of action for the affected assets, that might include appropriate hold separate arrangements, as the case may be.

6.6.2	If the Parties cannot overturn, suspend or lift the Order or rectify the Incorrectness within the three (3) months or the thirty (30) Business Day period, as the case may be, provided for in Section 6.6.1, the Closing shall take place irrespective of the Order or the Incorrectness.

6.6.3	The Parties confirm to each other that they are not aware of any circumstances that would reasonably be likely to lead to an Order or an Incorrectness that would prohibit any Party from consummating the Transaction.

6.7	HPW Power of Attorney for Closing

In order to facilitate the Closing to take place as agreed also in certain unexpected circumstances in which HPW himself is unable to act, HPW has issued the power of attorney attached hereto as Annex 6.7. The power of attorney is granted for the benefit of the Purchasers and of KKR and is in principle irrevocable (unwiderruflich), provided however that (i) irrevocability shall not apply to a revocation by HPW himself (in person / persönlich), who shall at any point in time and under any circumstances whatsoever be entitled to revoke or amend the power of attorney, and who shall in particular be entitled to exchange or delete some or all of the representatives named in the power of attorney, to grant individual power of attorney to one or all of the named (or any other) representatives or to condition or otherwise limit their power of representation, and (ii) HPW shall only make use of his revocation rights while at the same time ensuring that at any point in time at least two representatives (out of a group of named representatives or otherwise) are granted a power of attorney which is still sufficient to enable the Closing to take place as agreed in the circumstances

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referred to in the original power of attorney, and (iii) HPW shall, without undue delay, inform the Purchasers and KKR of any revocation or amendment of the power of attorney by way of Notice. With these provisos, the Parties agree that this power of attorney shall constitute an integral part of this Agreement and that the provisions of the power of attorney shall be deemed incorporated into this Agreement.

SECTION 7

SELLERS’ GUARANTEES

7.1	Form and Scope of Sellers’ Guarantees

7.1.1	The Sellers, separately and independently from each other and not jointly (teil- und einzelschuldnerisch, nicht gesamtschuldnerisch) and each Seller only pro rata to his/its shareholding in the Target, provided that with respect to Sections 7.2.1 through 7.2.3, insofar as they relate to the Sellers themselves or the Shares held by each of them, each Seller shall only be responsible for himself or itself and the Shares held by him or it, as the case may be, hereby guarantee to the Purchasers by way of an independent promise of guarantee pursuant to Section 311 paragraph (1) BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope of, and subject to, the requirements and limitations provided in Section 8 or otherwise in this Agreement that the statements set forth in this Section 7 are true and correct as of the Signing Date or as of the points in time explicitly stated in this Section 7 (collectively the Sellers’ Guarantees, each of them a Sellers’ Guarantee). The Sellers and the Purchasers agree and explicitly confirm that the guarantees in this Section 7 are not granted, and shall not be qualified or construed, as quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443, 444 BGB and that Section 444 BGB shall not apply to the guarantees contained in this Section 7.

7.1.2	The Sellers’ Guarantees are only given with respect to the Target and, unless indicated otherwise in this Section 7, the following WILD Flavors Companies: WILD Procurement GmbH, WILD Affiliated Holdings, Inc., WILD Flavors, Inc., WILD Flavors Europe GmbH, Rudolf WILD GmbH & Co. KG, Rudolf WILD Beteiligungs-GmbH, WILD Flavors Germany Beteiligungs-GmbH, WILD Flavors Verwaltungs-GmbH, WILD Flavors (Schweiz) AG, WILD Valencia S.A. and WILD Flavors International GmbH (such WILD Flavors Companies hereinafter collectively referred to as the Material Companies, and each of them as a Material Company).

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7.2	Sellers’ Guarantees

7.2.1	Due Execution, Authority

As of the Signing Date and the Closing Date:

(1)	Each Seller has the full power, capacity, authority and approvals to enter into and perform its obligations under this Agreement and the agreements referred to or contemplated by this Agreement to which they are parties.

(2)	The Sellers’ entry and delivery of, and the performance by them of their obligations under this Agreement and the agreements referred to above will not (i) violate any applicable law, regulation, judgment, injunction or order binding on the Sellers, and there is no action, law suit, investigation or proceeding pending against, or to the Sellers’ Knowledge, threatened against, the Sellers before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the Transaction, (ii) conflict with or constitute a default or, except as disclosed in Annex 7.2.1(2), trigger a right of termination under any provision (in particular, without limitation, change of control provisions) of any agreement or instrument to which the Sellers or, to the Sellers’ Knowledge, the Target or a Material Company is a party (other than the Existing Financing Agreements, the Hedging Agreements and any agreement under which none of the parties thereto has an obligation amounting (in cash or value) to EUR 2,000,000 (in words: two million Euros) or more) or (iii) violate the articles of association or by-laws of the Target or, to the Sellers’ Knowledge, of a Material Company.

7.2.2	Corporate Issues

As of the Signing Date and the Closing Date:

(1)	The statements in Section 1 regarding the Target and the Material Companies are correct. The Sellers own in aggregate all of the Shares. The Shares represent the entire share capital of the Target. The Target and the Material Companies have been duly established and validly exist under the laws of their respective jurisdiction.

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(2)	No third party has, or will have, any right to acquire any equity or any interest in the Target or a Material Company or to participate in their profits, earnings or financial performance, and no shareholder agreement exists between the Target or a Material Company with any such third parties (other than the shareholder agreement of Wild Amazon Flavors Concentrados e Corantes para Bebidas Ltda., Brazil), and no dividend or distributions are payable by the Target or a Material Company to third parties.

7.2.3	The Shares

As of the Signing Date and the Closing Date:

(1)	The shares of the Target and Material Companies (if any) have been validly issued, are fully paid in and have not been repaid and are free from any encumbrances or other rights of third parties, in each case except under statutory law or the relevant articles of association (or equivalent documents).

(2)	No bankruptcy, insolvency or judicial composition proceedings concerning the Target or any of the Material Companies have been applied for.

7.2.4	Financial Statements

(1)	The Sellers have delivered to the Purchasers the audited consolidated financial statements of the Target for the fiscal year 2013 attached hereto as Annex 7.2.4(1) (the Financial Statements). The Financial Statements have been audited by, and include an unqualified opinion of, Ernst & Young Ltd.

(2)	The Financial Statements have been prepared in all material respects in accordance with IFRS applicable at the time of the preparation of the Financial Statements. The audited consolidated financial statements of the Target for the fiscal year 2013 present a true and fair view of the financial position, the results of operations and the cash flows in accordance with IFRS applicable at the time of the preparation of the Financial Statements.

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7.2.5	Litigation

(1)	Annex 7.2.5(1) includes a correct and complete list of all material pending (anhängige) cases of litigation of the Target and the Material Companies, either before a court or an arbitration tribunal (gerichtliche Rechtsstreitigkeiten und Schiedsverfahren).

(2)	Except as disclosed in Annex 7.2.5(2) and to the Sellers’ Knowledge, no cases of material litigation, either before a court or an arbitration tribunal, and no material investigations are threatened or asserted in writing against the Target or a Material Company.

7.2.6	Product Recall or Liability

(1)	During a period of twenty four (24) months prior to the Signing Date, except as disclosed in Annex 7.2.6(1), the WILD Flavors Companies have not been notified by any of their customers of any material product recall by such customer where such customer alleged contributory fault of any WILD Flavors Company due to the use by such customer in its products of any ingredients delivered by such WILD Flavors Company.

(2)	To the Sellers’ Knowledge, no consumer has asserted any material liability claim for compensation, replacement or repair against the Target or a WILD Flavors Company on the basis of the German Product Liability Act (Produkthaftungsgesetz) or equivalent product liability laws of other jurisdictions.

7.2.7	Intellectual Property Rights

(1)	Annex 7.2.7(1) contains a list of patents, trademarks and other registered intellectual property rights owned by the Target and/or the WILD Flavors Companies (the Intellectual Property Rights). To the Sellers’ Knowledge, the Target and/or the WILD Flavors Companies own, or hold appropriate licenses in, all material registered intellectual property rights which are necessary and sufficient to carry out the WILD Flavors Business substantially in the same manner as conducted prior to the Signing Date and such rights are free from encumbrances, restrictions or third party rights materially affecting the Target’s or the WILD Flavors Companies’ ability to conduct their business in such manner.

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(2)	To the Sellers’ Knowledge, except as set out in Annex 7.2.7(2), the Intellectual Property Rights are not subject to any pending proceedings for opposition, cancellation, revocation or rectification which may negatively affect the operation of the WILD Flavors Business as a whole. To the Sellers’ Knowledge, as of the Effective Date, all fees necessary to maintain the Intellectual Property Rights have been paid, all necessary renewal applications have been filed and all other material steps necessary for their maintenance have been taken. To the Sellers’ Knowledge, the Target or the WILD Flavors Companies do not materially infringe any intellectual property rights of third parties.

(3)	During a period of twenty four (24) months prior to the Signing Date, to the Sellers’ Knowledge, no employee of any Material Company has asserted in writing any claim for compensation under material applicable laws, statutes, ordinances, rules and regulations regarding the creation of intellectual property by employees, including the rules under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz), except as disclosed in Annex 7.2.7(3).

7.2.8	Tax

The Target and the WILD Flavors Companies have filed or will file until the Closing Date all Tax Returns which were or will be due to be filed until the Closing Date (taking into account granted extension periods). All Taxes owed by the Target and the WILD Flavors Companies and relating to the time period up to the Effective Date which become due and payable up to the Effective Date have been paid when due and payable (in both cases taking into account granted extension periods).

7.2.9	Compliance with Laws and Permits

(1)	Except as disclosed in Annex 7.2.9(1), to the Sellers’ Knowledge, the Target and the Material Companies hold all permits and licenses which are required, if any, under applicable public law (öffentliches Recht) in order to conduct their business as conducted at the Signing Date and which are material for their respective business.

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(2)	As of the Signing Date and the Closing Date, except as disclosed in Annex 7.2.9(2), to the Sellers’ Knowledge, neither the Target nor any Material Company conducts its business in non-compliance with any material provisions of the permits and licenses or with any laws applicable to them on price fixing, anti-bribery, anti-corruption practices, export/import and trade sanctions, where such non-compliance would have a material adverse effect on the WILD Flavors Business taken as a whole.

7.2.10	Real Estate

Annex 7.2.10 lists all real estate occupied by the Target or the Material Companies, specifying whether it is owned or is leased. Where real estate is leased by the Target or a Material Company, the lease agreements have been disclosed to the Purchasers in all material respects. Where real estate is owned by the Target or any Material Company, unless otherwise disclosed in Annex 7.2.10, it is owned free of any encumbrance or any third party right. The Target and the Material Companies have all material rights required for the current use of the real estate occupied by them.

7.2.11	Employment; Pensions

(1)	Annex 7.2.11(1) lists all collective labor agreements and works agreements entered into by the Target or the Material Companies in the three (3) years prior to the Effective Date that are still in force or under which any material obligations incumbent on the Target or a Material Company remain outstanding.

(2)	Except as disclosed in Annex 7.2.11(2), there exist no agreements with or commitments towards any employee of the Target or the Material Companies according to which an employee is entitled to any transaction bonus payments, severance payments, gardening leave or termination rights, in each case in connection with the Transaction except for Permitted Leakage and commitments described in Section 4.2.1(2).

(3)	Annex 7.2.11(3) lists all pension or retirement benefit schemes, arrangements or commitments with, or for the benefit of, any managing directors (or similar executives) or employees made or promised by the Target or any Material Company beyond any statutory pension rights.

(4)	Except for Permitted Leakage and the bonuses or other payments pursuant to Section 4.2.1(2) and other than within the terms of employment contracts, there are no promises for one-time benefits or bonuses for employees or directors in excess of an amount of EUR 100,000. other than stated in Annex 7.2.11(4).

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7.2.12	Related Party Agreements; Material Agreements

(1)	Save for the agreements disclosed in Annex 7.2.12(1) (hereinafter collectively referred to as the Related Party Agreements, and each of them a Related Party Agreement), neither the Target nor a WILD Flavors Company is a party to any material agreement with a Seller or a Seller’s Affiliate that has not yet been fully performed.

(2)	Neither the Target nor any of the WILD Flavors Companies is party to any agreement in which any of the parties thereto has an obligation amounting (in cash or value) to EUR 10,000,000 (in words: ten million Euros) or more per agreement that has been entered into on or after 1 July 2013 and has not yet been fully performed, except as set forth in Annex 7.2.12(2) or Annex 7.2.11(3) and except for the Existing Financing Agreements and the Hedging Agreements.

7.2.13	Completeness of the WILD Flavors Business

To the Sellers’ Knowledge, the Target and the WILD Flavors Companies own or hold lawful possession of all material tangible fixed assets (materielles Anlagevermögen) which are necessary and sufficient to carry out the WILD Flavors Business substantially in the same fashion and manner as conducted as of the Signing Date.

7.2.14	Ordinary Course of Business from Effective Date until Signing Date

Except as set forth in Annex 7.2.14, during the period from the Effective Date up to the Signing Date, the business operations of the Target and the WILD Flavors Companies have been conducted in the ordinary course of business and neither the Target nor any of the WILD Flavors Companies has carried out any of the measures listed in Section 10.1.1.

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7.2.15	Finders’ Fees

As of the Signing Date and Closing Date, neither the Target nor any WILD Flavors Company incurred any obligation for brokerage or finders’ fees, agents’ commissions or similar payments to be made in connection with the Transaction (other than those pursuant to Section 4.2.1(1)).

7.3	No other Sellers’ Guarantees

7.3.1	The Purchasers explicitly acknowledge that they purchase and acquire the Shares and the WILD Flavors Business as a whole in the condition in which they are on the Closing Date based upon their own inspection, examination and determination with respect thereto, and without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Sellers except for the Sellers’ Guarantees set out above.

7.3.2	Without limiting the generality of the foregoing, the Purchasers acknowledge that the Sellers give no representation, warranty or guarantee with respect to:

(1)	any projections, estimates or budgets delivered or made available to the Purchasers or the Purchasers’ Affiliates, or any of their banks or finance providers or any of their respective directors, officers, employees, agents, accountants, consultants or advisors (hereinafter collectively referred to, including the Purchasers’ Affiliates, as the Purchasers’ Representatives) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Target and the WILD Flavors Companies; or

(2)	any other information or documents made available to the Purchasers or the Purchasers’ Representatives with respect to the WILD Flavors Business or the Target and the WILD Flavors Companies.

7.4	Sellers’ Knowledge; Materiality

7.4.1	In this Agreement, the knowledge of the Sellers (the Sellers’ Knowledge) shall solely encompass the actual knowledge of the CEO (Michael Ponder) and the CFO (Christoph Schmitz) of the Target and the COOs (Cosimo Trimigliozzi, Vince Macciocchi and Hans-Peter Voss) and the Director of Global Operations and Supply Chain (Thomas Eller).

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7.4.2	For the purposes of Section 7.2, “material” shall mean a single matter, circumstance, event or occurrence having an impact of more than (i) EUR 500,000 (in words: five hundred thousand Euros) on recurrent EBITDA or a per annum payment or (ii) EUR 2,500,000 (in words: two million five hundred thousand Euros) as a one-off event.

SECTION 8

PURCHASERS’ REMEDIES

8.1	General; Recoverable Damages

8.1.1

In the event of any breach or non-fulfilment by the Sellers of any of the Sellers’ Guarantees or covenants pursuant to Section 10 (Ordinary Course of Business Covenant) or any other guarantee, covenant or undertaking of the Sellers under this Agreement (collectively the Purchasers’ Claims, each of them a Purchasers’ Claim, which definition for purposes of defining recoverable damages or limitation of Sellers’ liability shall not include liabilities under Section 2 through Section 6, Section 11 and any obligations or liabilities relating to periods subsequent to Closing), the Purchasers are entitled to demand from the Sellers (i) that the Sellers put the Purchasers, or at the choice of the Purchasers, the Target or the respective WILD Flavors Company, into the position the Purchasers or the Target or the respective WILD Flavors Company would have been in had the guarantee, covenant or undertaking not been breached (restitution in kind; Naturalrestitution), or (ii) that the Sellers pay an amount sufficient to compensate all damages suffered by the Purchasers, the Target or the respective WILD Flavors Company in connection with such breach or non-fulfilment and recoverable by the Purchasers under this Agreement. If the Sellers fail to achieve such position within sixty (60) Business Days after having been notified in reasonable detail by the Purchasers of the potential breach or measure, or if the breach is not subject to restitution in kind, the Purchasers or, at the Purchasers’ choice, the Target or the respective WILD Flavors Company, shall be entitled to claim monetary damages (Schadensersatz in Geld), provided, however, that such damages shall only cover actual damages suffered directly by the Purchasers or the Target or the respective WILD Flavors Company, and shall in particular not cover (i) internal administration or overhead costs of the Purchasers, the Target or a WILD Flavors Company, as the case may be, (ii) consequential damages (Folgeschäden) or lost profits (entgangener Gewinn), (iii) frustrated expenses (vergebliche Aufwendungen), (iv) any potential or actual reduction (Minderung) in value of the Target or a WILD Flavors Company beyond the actual damage incurred (due to, for example, lost

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earnings or decreased cash flow), or (v) amounts based on any arguments that the Purchase Price was calculated upon incorrect assumptions, and further provided that for any Purchasers’ Claim resulting from a defective or non-existent title to, the non-existence of, an encumbrance or other right over the Shares, the shares or interests in the Target or any WILD Flavors Company, monetary damages shall be calculated on the basis of the fair market value of the equity of the Target or relevant WILD Flavors Company, as the case may be.

8.1.2	Any payment of damages or costs or expenses by the Sellers to the Purchasers under this Agreement shall be treated as a reduction of the Purchase Price. If and to the extent payments are made by a Seller to the Target, the WILD Flavors Companies or their legal successors, such payments shall be construed and deemed as contributions (Einlagen) made by the Purchasers into the Target or the respective WILD Flavors Company and shall be treated as a reduction of the Purchase Price paid to that Seller as between the Parties.

8.1.3	The Sellers shall not be liable, and the Purchasers shall not be entitled to any Purchasers’ Claim, whether for restitution in kind or for damages, costs or expenses under or in connection with this Agreement, if and to the extent that:

(1)	any damages, costs or expenses of the Purchasers can reasonably be recovered under claims against third parties that are related to the subject matter underlying the relevant Purchasers’ Claim, including, but not limited to, through insurance policies maintained by the Target and/or the WILD Flavors Companies;

(2)	any circumstances triggering an obligation or liability of the Sellers under, or in connection with, this Agreement lead to a tax advantage that is related to the subject matter underlying the relevant obligation or liability, in particular a reduced tax burden, in the same Tax year of the Purchasers, the Target or any WILD Flavors Company;

(3)	the Purchasers, or, after the Closing Date, the Target or any WILD Flavors Company, have participated in causing (mitverursacht) the Purchasers’ Claim within the meaning of Section 254 paragraph (1) BGB or have failed to comply with their duty to mitigate damages (Schadensminderungspflicht) pursuant to Section 254 paragraph (2) BGB;

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(4)	the event giving rise to the Purchasers’ Claim arises, whether in whole or in part, from any action (including, but not limited to, a change of the accounting principles or reporting practices after the Closing Date unless instructed in writing by the Sellers) or any event having occurred after the Signing Date at the request or direction or with written consent of the Purchasers or any of the Purchasers’ Representatives;

(5)	the underlying matter is reflected in the Financial Statements as a (specific or lump sum) provision or other liability reasonably associated with the underlying matter;

(6)	the underlying facts or circumstances to which the claim relates were “fairly disclosed” in (i) documents made available in the virtual data room operated by IntraLinks, Inc. and accessible to the Purchasers and the Purchasers’ Representatives in the time period from 6 May 2014 until 4 July 2014, 1 pm CET, a complete set of which shall be provided to all Parties and saved and stored by IntraLinks, Inc. on a DVD and preserved by the notary for evidentiary purposes for a period of five (5) years after the Closing Date in accordance with a joint instruction letter attached hereto as Annex 8.1.3(6)(a), (ii) further documents that were provided by the Sellers in the course of the Purchasers’ due diligence of the WILD Flavors Business, as attached in Annex 8.1.3(6)(b), or (iii) this Agreement and the Annexes thereto ((i) through (iii) collectively referred to as the Disclosed Information). Facts and circumstances are deemed to be “fairly disclosed” if the disclosure is made in such a manner that (i) the significance and materiality of the relevant information for the respective Purchasers’ Claim are reasonably apparent from the relevant document, and (ii) the disclosure was not misleading or hidden within the data room in a place where such disclosure could not be reasonably be expected;

(7)	the procedures set forth in Section 8.3 are not observed by the Purchasers and the Purchasers cannot show that such non-observance had no effect on the measure for a restitution in kind or on the damage claim; or

(8)	the Purchasers’ Claim results from, or is increased by, passing of, or any change in, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental authority or regulatory body after the Signing Date.

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Any payments actually made by the Sellers in order to discharge a liability which is or becomes excluded under this Section 8.1.3 shall be refunded by the Purchasers to the Sellers without undue delay after the occurrence of the event triggering such exclusion of liability. The Purchasers undertake to inform the Sellers, without undue delay, about any event which may trigger an exclusion of liability under this Section 8.1.3.

8.2	General Limitation of Sellers’ Liability

8.2.1	The Sellers’ aggregate liability for Purchasers’ Claims and any other claims under this Agreement is separate and independent from each other and not joint (teil- und einzelschuldnerisch, nicht gesamtschuldnerisch) and, except as explicitly provided for otherwise in Section 5.1.1, Section 5.3.2, Section 5.4 or Section 7.1.1, each Seller shall be liable for any Purchasers’ Claim or any other claims under this Agreement only pro rata to his/its shareholding in the Target, i.e. 65% in the case of HPW and 35% in the case of KKR (the Sellers’ Liability). For the avoidance of doubt, each Seller shall only be liable for its part of the Purchasers’ Claim (and any other claims under this Agreement) and shall have no liability for the other Seller’s part of the Purchasers’ Claim (and any other claims under this Agreement).

8.2.2	The aggregate Sellers’ Liability for the Purchasers’ Claims and any other claims under this Agreement (except as specifically set forth otherwise herein) shall be limited to a total amount of EUR 125,000,000 (in words: one hundred and twenty-five million Euros) (the Liability Cap whereby HPW’s liability for Purchasers’ Claims shall be limited to 65% of such, amount (the HPW Liability Portion), and KKR’s liability for Purchasers’ Claims shall be limited to 35% of such amount (the KKR Liability Portion)), provided that the aggregate Sellers’ Liability for Purchasers’ Claims pursuant to (i) Section 7.2.1 (Due Execution, Authority), Section 7.2.2 (Corporate Issues) and Section 7.2.3 (The Shares) in each case as they relate to the Target only (but, for the avoidance of doubt, not as they relate to any of the WILD Flavors Companies), and (ii) the Sellers’ Liability for a Leakage Breach ((i) and (ii) hereinafter collectively referred to as the Exempted Claims) shall be limited to 100% (in words: one hundred per cent) of the Purchase Price. Notwithstanding the aforementioned, the overall liability of each Seller under this Agreement shall in no event exceed such Seller’s portion of the Purchase Price, i.e. 65% of the Purchase Price in the case of HPW and 35% of the Purchase Price in the case of KKR.

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8.2.3	The Sellers’ Liability for Purchasers’ Claims shall be excluded if (i) the amount of an individual claim does not exceed EUR 425,000 (in words: four hundred and twenty five thousand Euros) (the De Minimis Amount), and (ii) the aggregate amount of all Purchasers’ Claims exceeding the De Minimis Amount does not exceed EUR 20,000,000 (in words: twenty million Euros) (the Threshold Amount). If the aggregate amount of the Purchasers’ Claims exceeds the Threshold Amount, the Purchasers shall be entitled to the full amount of all Purchasers’ Claims (Freigrenze) except for any De Minimis Amounts.

8.2.4	In the event that a fact or circumstance results in the breach of more than one of the guarantees, undertakings or covenants, the Purchasers may claim the damage caused by such breaches only once.

8.3	Notification of the Sellers; Procedure in case of Third Party Claims

8.3.1	In the event of a potential Purchasers’ Claim, the Purchasers shall without undue delay (unverzüglich) after becoming aware of the matter notify the Sellers of such alleged breach in writing, describing the potential claim in reasonable detail and, to the extent practical, stating the estimated amount of such claim. Without prejudice to the validity of the actual or alleged Purchasers’ Claim, the Purchasers shall allow, and shall cause the Target and the WILD Flavors Companies to allow, the Sellers, their accountants and advisers to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim and, for such purpose, the Purchasers shall give and shall cause the Target and the WILD Flavors Companies to give such information and assistance, including access to the Purchasers’, the Target’s or the WILD Flavors Companies’ premises and personnel and including the right to examine or copy or photograph any assets, accounts, documents, records and electronically stored data as the Sellers may reasonably request.

8.3.2

Furthermore, in the event that in connection with a Purchasers’ Claim any claim or demand of a third party (including, for the avoidance of doubt, an order of a Governmental Authority) is asserted against a Purchaser, the Target or any WILD Flavors Company (the Third Party Claim), the Purchasers shall ensure that the Sellers shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim, and be given

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reasonable opportunity to comment or discuss with the Purchasers any measures which the Purchasers propose to take or omit in connection with a Third Party Claim. The Purchasers shall take or omit such measures only upon the written consent of the Sellers, which shall not be unreasonably withheld or delayed. No admission of liability shall be made by the Purchasers and the Third Party Claim shall not be compromised, disposed of, or settled without the prior written consent of the Sellers, which shall not be unreasonably withheld or delayed.

8.3.3	To the extent that the Sellers are subject to a Purchasers’ Claim, all out-of-pocket expenses reasonably incurred by the Purchasers in defending such Third Party Claim in accordance with instructions from the Sellers shall be borne by the Sellers. If it turns out that the alleged Purchasers’ Claim was not valid, any out-of-pocket expenses reasonably incurred by the Sellers in connection with a reasonable defence shall be borne by the Purchasers.

8.4	Calculation of Damages

The legal principles as to the calculation of damages, mitigation of damages, off-setting of losses by advantages caused due to the damaging event, contributory fault (Schadensberechnung, Schadensminderung, Vorteilsausgleichung, Mitverschulden) pursuant to Sections 249 et seq. BGB shall, subject to Section 8.1.1, apply to all Purchasers’ Claims as well as any other claims that the Purchasers may have under this Agreement.

8.5	Limitation Periods

8.5.1	All Purchasers’ Claims as well as any other claims that the Purchasers may have under this Agreement shall become time-barred (verjähren) eighteen (18) months after the Closing Date, except that (i) all claims resulting from a Leakage Breach shall become time-barred four (4) months after the Closing Date and (ii) all claims resulting from a breach of a covenant or undertaking of the Sellers under this Agreement shall become time-barred at the later of eighteen (18) months after the Closing Date or, in the case of the covenants in Section 12, Section 13 and Section 17, after the expiration thirty-six (36) months from the Closing Date, (iii) all Exempted Claims as well as any other claims that the Purchaser may have under this Agreement shall become time-barred four (4) years after the Closing Date, and (iv) all claims pursuant to Section 16 shall become time-barred five (5) years after the Closing Date.

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8.5.2	Section 203 BGB shall not apply, unless the Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations.

8.6	Exclusion of Further Remedies

8.6.1	The Parties agree that the claims and remedies which the Purchasers may have with respect to the breach of any of the guarantees or covenants or other parts of this Agreement are limited to the claims and remedies explicitly contained herein.

8.6.2	To the extent permitted by law and except for claims for specific performance, any further claims and remedies of the Purchasers relating to a breach of any guarantee, covenant or undertaking of the Sellers under this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Section 311 paragraph (2) and (3) BGB, breach of contract (Pflichtverletzung aus dem Schuldverhältnis) and/or the right to reduce the Purchase Price (Minderung) or to rescind this Agreement (Rücktritt oder Schadensersatz statt der Leistung) and any liability in tort (Deliktshaftung). Section 24 paragraph (2) of the German Act on Soil Protection (Bundesbodenschutzgesetz, BBSchG) shall not apply.

8.6.3	Any liability of the Sellers for fraudulent misrepresentation (arglistige Täuschung) or wilful misconduct (Vorsatz) shall remain unaffected by any limitation of the liability of the Sellers under this Agreement.

8.6.4	Section 442 of the BGB and Section 377 of the HGB and the principles and concepts laid out therein shall be excluded and shall not apply.

SECTION 9

PURCHASERS’ GUARANTEES; SELLERS’ REMEDIES

9.1	Form and Scope of Purchasers’ Guarantees

The Purchasers, jointly and severally, hereby guarantee by way of an independent promise of guarantee pursuant to Section 311 paragraph (1) BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the statements set forth in this Section 9 are true and correct as of the Signing Date and as of the Closing Date.

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9.2	Purchasers’ Guarantees

9.2.1	Each Purchaser is duly incorporated and validly existing under the laws of The Netherlands and has all requisite corporate powers and authority to own its assets and to carry out its business.

9.2.2	The execution and performance by each Purchaser of this Agreement and the consummation of the Transaction are within the corporate powers of such Purchaser and have been duly authorized by all necessary corporate actions on the part of such Purchaser.

9.2.3	The execution and performance by each Purchaser of this Agreement and the consummation of the Transaction neither violate the articles of association or by-laws of such Purchaser nor any applicable law, regulation, judgment, injunction or order binding on such Purchaser, and there is no action, law suit, investigation or proceeding pending against, or threatened against, such Purchaser before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the Transaction.

9.2.4	To Purchasers’ knowledge, which, with respect to the data for the WILD Flavors Business is only based on information received from the Sellers, the Transaction does not need to be approved or cleared by any Merger Control Authority except for those listed in Annex 9.2.4.

9.3	Commitment to Fund

The Purchasers have furnished the Sellers with a letter from Archer-Daniels-Midland Company attached hereto as Annex 9.3.

9.4	Remedies

9.4.1

In the event that the Purchasers are in breach of or in non-compliance with any guarantee, representation or undertaking (in particular, pursuant to this Section 9, but not including any obligations or liabilities under Section 2 through Section 8, Section 11 or any obligations or liabilities relating to periods after the Closing Date), the Sellers are entitled to remedies from the Purchasers in accordance with the provisions set out in the following sections that shall apply, mutatis mutandis: Sections 8.1.1 (including the right to demand restitution in kind), 8.1.2 (first sentence, to the effect that the payment of damages or costs or expenses shall be treated as an increase of the Purchase Price), 8.1.3(1), (2), (3), (4), (7) and (8), 8.2.2 (whereby the Liability Cap for breaches of the warranties set forth in Section 9.2.1, 9.2.2

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and 9.2.3 shall be 100% of the Purchase Price), 8.2.3 (except that the provisions on De Minimis and the Threshold Amount shall not apply to the payment of the Purchase Price and the payment of the Break Fee, if payable), 8.2.4, 8.3, 8.4, 8.5.2 and 8.6.

9.4.2	All claims for any breach of guarantees pursuant to this Section 9 shall become time-barred (verjähren) eighteen (18) months and, in regard to Sections 9.2.1, 9.2.2 and 9.2.3, four (4) years after the Closing Date.

9.4.3	Any liability of the Purchasers for fraudulent misrepresentation (arglistige Täuschung) or wilful misconduct (Vorsatz) shall remain unaffected by any limitation of the liability of the Purchasers under this Agreement.

SECTION 10

ORDINARY COURSE OF BUSINESS COVENANT

10.1	Covenants

10.1.1	In the period between the Signing Date and the Closing Date, the Sellers shall procure, to the extent permissible under applicable laws and to the extent enforceable considering the Sellers’ shareholding in the Target and the relevant WILD Flavors Company, that the Target and the WILD Flavors Companies carry on their business operations in the ordinary course of business substantially in accordance with past practice. In particular, the Sellers shall procure that, with respect to the Target and the WILD Flavors Companies, the following actions are not taken without the prior written consent of the Purchasers, such request for consent to be duly considered in light of the operational requirements of the WILD Flavors Companies:

(1)	adopt or vary the certificate of incorporation, articles of association, partnership agreements, rules of procedure or equivalent documents;

(2)	carry out corporate reorganizations and other structural measures, such as the conclusion, variation or termination of enterprise agreements, capital increases or capital reductions;

(3)	increase or decrease the share capital or partnership interests or create or issue any shares, authorized share capital, contingent capital or grant options or conversion rights or other equity linked securities or similar interests or repurchase, redeem or otherwise acquire, directly or indirectly, shares or partnership interests;

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(4)	grant, create or allow to be created any lien (other than a statutory lien) or other encumbrance over any share or partnership interest in or over any assets that form a substantial part of the WILD Flavors Business;

(5)	enter into any new line of business or create any subsidiary;

(6)	dissolve or liquidate the Target or a WILD Flavors Company;

(7)	sell, transfer or otherwise dispose of shares or interests or enter into any other transaction or obligation as a consequence of which a person other than the Purchasers acquires, directly or indirectly, any of the shares or interests or may exercise the voting rights of any of the shares or interests;

(8)	transfer, purchase or disposal of any assets (Gegenstände des Anlagevermögens) of the Target or a WILD Flavors Company other than (i) in the ordinary course of business or (ii) pursuant to the transactions set forth Annex 5.1.2(5) and Annex 5.1.4(2), provided that in respect of (ii) the relevant Sellers bears any Taxes resulting from such transaction;

(9)	incur any indebtedness in addition to the indebtedness existing on the Signing Date, or issue any debt security, in the aggregate in excess of EUR 10,000,000 (in words: ten million Euros) vis-à-vis third parties except for drawdowns under the Existing Financing Agreements;

(10)	make any advance or extend any loan to any third party outside the ordinary course of business and consistent with past practice or in an aggregate amount in excess of EUR 5,000,000 (in words: five million Euros);

(11)	make, with respect to the Target or a WILD Flavors Company, any advance, loan or capital contribution to, or investments in, any person, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, outside the ordinary course of business consistent with past practice or in an aggregate amount in excess of EUR 1,000,000 (in words: one million Euros);

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(12)	change (i) the accounting procedures, policies, principles or practices, or (ii) management information systems unless required under applicable law or regulation or (iii) make any Tax election or change any Tax election already made (except not making a Swiss Holding Tax Election, as defined in Section 11.3), adopt or change any Tax accounting method, settle or compromise (excluding, for the avoidance of doubt, the ongoing settlement (including the waiver of objection rights of Rudolf Wild GmbH & Co. KG with respect to tax audit reports (Betriebsprüfungsberichte) and tax assessment notices (Steuerbescheide) based on the outcome of the Tax audit at the level of RWKG for the fiscal years 2007 to 2011 on the basis of the Tax audit report dated 2 July 2014 which has been shared with the Purchasers and which has been described in the tax fact book prepared by Ernst & Young and any updates and amendments thereto disclosed to the Purchasers as part of the Disclosed Information) any material Tax liability, claim or assessment, or agree to any adjustment of any Tax attribute, amend any tax return, change any Tax accounting method, enter into any closing agreement, consent to waive any statute of limitations with respect to Taxes, or incur any Taxes other than in the ordinary course of business;

(13)	negotiate, enter into, amend, modify or terminate any employment, severance, consulting, termination or other agreement with any employees, whose base salary amounts to EUR 250,000 or more per year (the Key Employees), any employee benefit or pension commitment or any employee benefit plan, program, policy or arrangement applicable to the Key Employees;

(14)	appoint or dismiss (except for cause) a managing director or hire or dismiss (except for cause) or make any material change in the terms of employment (including compensation) of any Key Employee other than in the ordinary course of business;

(15)	(i) make any loans or advances in excess of EUR 100,000 (in words: one hundred thousand Euros) or forgive any loans to any Key Employee or change its existing borrowing or lending arrangements for or on behalf of any Key Employee pursuant to an employee benefit plan or otherwise, or (ii) accelerate any payment or benefit payable or to become payable, or the funding of any benefit or payment in excess of EUR 100,000 (in words: one hundred thousand Euros), to any Key Employee;

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(16)	enter into, substantially modify or terminate any of the Related Party Agreements, irrespective of whether the contract party on the side of a Seller or a Seller’s Affiliate (or a relevant part of it) is no longer part of a Seller’s group due to e.g. a sale or divestment; for the avoidance of doubt, neither (i) any price adjustment in accordance with the terms of the relevant agreement or in favour of the Target or a WILD Flavors Company, nor (ii) the entering into any Related Party Agreement with respect to which the final negotiated term sheets are listed in Annex 7.2.12(1) (provided that the respective agreements do not deviate from the term sheets to which they relate in any material way) shall be considered as entering into or modification for the purpose of the above;

(17)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any material corporation, partnership or other business organization or division thereof or any equity interest therein;

(18)	do any act or omit to do any act whereby any material intellectual property owned by the Target or a WILD Flavors Company may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain; or

(19)	agree or commit to do any of the foregoing.

10.1.2	For the avoidance of doubt, (i) all actions, measures, investments and payments to be taken or made by the Target or a WILD Flavors Company as envisaged in the business plan for the WILD Flavors Business for the fiscal year 2014 and the budget of the WILD Flavors Business for the fiscal year 2014, (ii) the entering into new Hedging Agreements, and (iii) any agreements related thereto shall be deemed ordinary course of business measures within the meaning of Section 10.1 and pre-approved by the Purchasers by virtue of this Agreement without a further written approval to be required.

10.1.3

In the period between the Signing Date and the Closing Date, the Sellers shall (i) prepare and file, and cause the Target and the WILD Flavors Companies to prepare and file, all Tax Returns required to be filed on an individual or consolidated basis by or on behalf of the Target or the WILD Flavors Companies on or before the Closing Date and shall timely pay, or cause to be timely paid, all Taxes payable under such Tax Returns, in both cases taking into account extension periods (ii) cause the Target and the WILD Flavors

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Companies to provide the Purchasers (y) with the yearly Tax Returns of the WILD Flavors Companies filed with the German Tax authorities for the year 2012 and (z) the draft 2013 U.S. Tax Returns of the WILD Flavors Companies for the Purchasers’ review prior to filing, and (iii) keep the Purchasers informed about written communication with the Tax authorities in relation to such Tax Return and any Tax assessments.

10.2	Instruction of the Management to comply with the Covenants

10.2.1	The Sellers shall instruct, within one week of the Signing Date the management of the Target by way of written and unconditional management instruction letter substantially in the form attached hereto as Annex 10.2.1, to, in the period between the Signing Date and the Closing Date, comply with all covenants set forth in Section 10.1.1 through Section 10.1.3, not to implement any such measures or actions without the prior written consent of the Sellers and to instruct the managements of WILD Flavors Companies accordingly.

10.2.2	The instructions issued by the Sellers to the management to the Target and the WILD Flavors Companies shall neither be revoked nor changed prior to the Closing Date without the prior written consent of the Purchasers, such consent not to be unreasonably withheld or delayed. The Sellers have not granted nor shall the Sellers grant any consent which might be required for any measures under such instructions without the prior written consent of the Purchasers, such consent not to be unreasonably withheld or delayed.

SECTION 11

CERTAIN COVENANTS OF THE PARTIES

11.1	Access

11.1.1

Upon reasonable prior notice to, and coordination with the CEO of the Target (or the CEO’s delegate), Sellers shall, and shall cause the Target and the WILD Flavors Companies, except as prohibited by applicable law, to afford or furnish without undue delay to the Purchasers and the Purchasers’ Representatives (i) during normal business hours and without undue disruption of normal business activity, reasonable access to the Target’s and all of the WILD Flavors Companies’ properties, books, records, contracts, commitments and personnel, and (ii) such other information with respect to the Target and the WILD Flavors Companies as Purchasers may reasonably request, in each case of (i) and (ii) above for purposes of and as reasonably

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required in the context of the planning and preparation by the Purchasers of their integration and implementation plans for the WILD Flavors Business (a summary of which has been shared, or will be shared, with the Sellers prior to any request for access or information hereunder).

11.1.2	If the Purchasers request from the Sellers that certain actions under the integration or implementation plans be carried out before the Closing as required to comply with undertakings, agreements or requirements to, with or of any Governmental Authority or otherwise to comply with U.S. laws, the Sellers shall use their best efforts to cause the Target or the relevant WILD Flavors Company to carry out such actions, insofar as it is lawful to do so, and provided that the Purchasers shall indemnify and hold harmless the Sellers, the Target and the WILD Flavors Companies from and against any and all reasonable costs, expenses and liabilities incurred, net of any recoveries and any direct tax benefits received (the Indemnity). Prior to taking any requested actions hereunder, the Sellers shall provide the Purchasers with a good faith estimate of the aggregate expected costs, expenses and liabilities. If the aggregate expected costs, expenses and liabilities were to exceed EUR 10,000,000 (in words: ten million Euros), the Purchasers are entitled, at their election, (i) to require the Sellers to use their best efforts to cause the Target or the relevant WILD Flavors Company to carry out such action, insofar as it is lawful to do so, in which case the Indemnity shall apply in respect of the full amount, or (ii) to determine that Section 6.6 shall apply mutatis mutandis. For the avoidance of doubt, any claims of the Sellers, the Target or any WILD Flavors Company under this Section 11.1.2 shall not be subject to the limitations (including, without limitation, the De Minimis Amount and the Threshold Amount) set forth in Section 8. In the event the Sellers fail, or fail to cause the Target or the relevant WILD Flavors Company, to carry out such requested actions, the business operations, activities, assets, personnel, rights and obligations that are the subject of such requested actions shall be excluded from the Transaction and shall be retained by HPW or at his option by one of HPW’s Affiliates, in which case HPW shall be the beneficiary of the Indemnity in respect of costs, expenses and liabilities incurred by him, unless reimbursed by the Target or any WILD Flavors Company. For the avoidance of doubt, (i) in such a case, the Purchasers shall not have purchased, obtained or assumed, and shall not be obligated to purchase, obtain or assume, whether directly or indirectly, any such business operations, activities, assets, personnel, rights or obligations, and (ii) the Purchasers shall not be entitled to any reduction or adjustment of the Purchase Price, or any Purchaser’s Claim, on the basis that such business operations, activities, assets, personnel, rights or obligations are not (or no longer are) part of the WILD Flavors Business.

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11.2	Monthly Management Reports

Without undue delay following each month-end between the Signing Date and the Closing Date, the Sellers shall deliver to the Purchasers a copy of all monthly management reports for the Target and the WILD Flavors Companies.

11.3	Covenant with regard to the Target’s Tax Status

11.3.1	To the extent permissible under applicable laws and without any liability owed to the Sellers and any of their Affiliates, the Purchasers will instruct the Target after the Closing to:

(1)	not make an election in a Swiss Tax Return to be treated as (A) a Swiss holding company pursuant to Section 68 of the Tax Act of the Canton Zug (Steuergesetz des Kantons Zug) or (B) a so-called mixed company (gemischte Gesellschaft) pursuant to Section 69 of the Tax Act of the Canton Zug (Steuergesetz des Kantons Zug) (any such election referred to under (A) or (B) above, a Swiss Holding Tax Election) for the fiscal year 2014 and, if Closing were to occur in the fiscal year 2015, for the fiscal year 2015, and

(2)	not make a Swiss Holding Tax Election for the fiscal year 2013.

The Purchasers shall (i) send a copy of the relevant Swiss Tax Returns of the Target for the fiscal year 2014 and, if Closing were to occur in the fiscal year 2015, for the fiscal year 2015 to KKR prior to the Target filing such Swiss Tax Returns, and (ii) make available to KKR a copy of a relevant document from the Tax authorities of the Canton Zug showing the Tax status of the Target, which KKR reasonably needs for establishing KKR’s Luxembourg corporate income tax status in relation to the sale of the Shares pursuant to this Agreement, provided that Purchasers may redact all information in any document which may not be relevant in this respect. For the avoidance of doubt, the Purchasers, the Target and their Affiliates shall have no legal obligation or liability vis-à-vis the Sellers or any of their Affiliates with respect to any action, omission, information or otherwise under, or in connection with, this Section 11.3.1.

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11.3.2	KKR shall indemnify and hold harmless the Purchasers and the Target against all Taxes and other costs, expenses and liabilities resulting from one or more of the following:

(1)	the fact that the Target (i) has not made the Swiss Holding Tax Election for the fiscal year 2013 or (ii) will not make a Swiss Holding Tax Election for the fiscal year 2013 after Closing;

(2)	the fact that the Target has not made, or will not make, a Swiss Holding Tax Election for the fiscal year 2014 and/or, if Closing were to occur in the year 2015, for the fiscal year 2015;

(3)	in case Closing occurs in 2014, the fact that the Target is, as a result of a filing prior to Closing, precluded, or otherwise not legally permitted, to make a Swiss Holding Tax Election for the fiscal year 2015.

Claims of the Purchasers and the Target under this Section 11.3 shall not be subject to the limitations (including, without limitation, the De Minimis Amount and the Threshold Amount) set forth in Section 8, except that such claims under this Section 11.3 shall count towards, and shall be subject to, the KKR Liability Portion as defined in Section 8.2.2. Claims of the Purchasers and the Target under this Section 11.3 shall become time-barred (verjähren) eighteen (18) months after the Closing Date.

If and to the extent that the respective Tax assessments for the respective fiscal year are not issued within fifteen (15) months after the Closing Date, claims of the Purchasers and the Target under this Section 11.3 in relation to Taxes shall be finally and conclusively determined and payable based on the expected future Tax liabilities as reflected in the respective Swiss Tax Return duly prepared and filed by the Target in compliance with applicable Swiss Tax laws, irrespective of whether such Tax liabilities have already been assessed or are due or payable and irrespective of whether the respective Tax assessments following such Swiss Tax Returns deviate from such Tax Returns. For the avoidance of doubt, this Section 11.3 shall apply irrespective of the Purchasers’ or the Target’s actions, measures or transactions in the respective fiscal years.

11.3.3	Section 203 BGB shall not apply with respect to the limitation periods stipulated in Section 11.3.2, unless the Parties agree in writing that the expiry period shall be tolled (gehemmt).

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11.4	WILD Intellectual Property Rights

Except as provided in this Section 11.4, HPW will not, and will ensure that the HPW Affiliates (other than the Target, the WILD Flavors Companies and, if Closing of this Agreement and closing of the WDI Transaction occur together, other than WDI) will not use the Intellectual Property Rights after the Closing. HPW and the HPW Affiliates may, however, continue the use of trademarks in the manner and to the extent used on the Signing Date, on (i) letterheads, other stationery, on the internet and websites for a period of twelve (12) months from the Closing Date; (ii) inventory on stock at Closing for a period of twelve (12) months from the Closing Date, and (iii) external signs on buildings and vehicles for a period of twelve (12) months after the Closing Date. Upon the reasonable request of HPW, the Purchasers shall at their discretion consider an extension of the aforementioned time periods.

SECTION 12

HPW’S NON-COMPETE COVENANT

12.1	HPW’s Non-Compete Covenant

For a period of twenty-four (24) months following the Closing Date, HPW shall refrain, and shall procure that HPW’s Affiliates refrain from competing, directly or indirectly, with the Target and the WILD Flavors Companies in respect of the WILD Flavors Business, in jurisdictions in which the Target and the WILD Flavors Companies currently operate or conduct their business, as conducted by the Target and the WILD Flavors Companies as of the Closing Date (including projects and planned launches of new products as set forth in the business plan for the WILD Flavors Business for the fiscal year 2014, the respective R&D business plans for any of WILD Flavor Companies or the budget of the WILD Flavors Business for the fiscal year 2014). This undertaking shall include, without limitation, that HPW and HPW’s Affiliates shall not (i) act as director, officer, employee, consultant, contractor or otherwise for a competitor of the WILD Flavors Business, or (ii) hold, directly or indirectly, any shareholding or equivalent interest in a competitor of the WILD Flavors Business (excluding HPW’s existing ownership in Dallant, Spain), except for shares in publicly listed corporations which represent a capital participation of less than fifteen (15) per cent, or (iii) influence or attempt to influence any customer, supplier, employee, consultant or other third party maintaining a contractual or other business relationship with any

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WILD Flavors Company to terminate or discontinue such contractual or other business relationship or to reduce the volume of goods or services provided thereunder other than by exercising contractual rights. The foregoing limitations shall not apply to (x) any business activities of HPW or his Affiliates as conducted on the Signing Date and on the Closing Date (including any activities of the WILD Flavors Business to be retained by HPW or any of his Affiliates pursuant to Section 11.1.2), (y) the manufacturing or production by any other business owned or controlled by HPW, including for the avoidance of doubt the Capri Sun business, of any base compounds for flavors for use in end-products produced by them, or their licensees provided such end-products, but none of the compounds are distributed to their or their licensees’ customers (business-to-customer relationship).

12.2	Specific Performance

The Parties agree that in case of a breach of the non-compete covenants set forth in Section 12.1, the remedies available to the Purchasers under this Agreement are not sufficient to hold the Purchasers, the Target and the WILD Flavors Companies fully harmless against the detriments suffered therefrom, and that, therefore, the Purchasers shall be entitled to enforce any claims for specific performance of the non-compete obligation (Unterlassungs- und Beseitigungsansprüche) through injunctive relief (einstweiliger Rechtsschutz).

12.3	Additional Remedy

In each case of a breach by HPW or any of his Affiliate of the non-compete covenant set forth in Section 12.1, HPW shall pay to the Purchasers (and/or, at the Purchasers’ discretion, to the Target or any WILD Flavors Company) for each breach a contractual penalty (Vertragsstrafe) in the amount of EUR 200,000 (in words: two hundred thousand Euros). In the event of continuing violation, for each additional month that the violation continues, HPW shall pay a further contractual penalty in the amount of EUR 200,000 (in words: two hundred thousand Euros).

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SECTION 13

HPW’S NON-SOLICITATION COVENANT

HPW shall not, and shall procure that HPW’s Affiliates do not, from the Signing Date until the expiry of a period of twenty-four (24) months following the Closing Date, solicit, encourage or induce any employees of the Target or a WILD Flavors Company except for the current Head of Strategic Development (such employees hereinafter collectively referred to as the Employees and each of them as an Employee) to leave the employment of the Target or any of the WILD Flavors Companies. Solicitation, encouragement or inducement shall be deemed to have occurred if an Employee is employed by HPW or one of HPW’s Affiliates, unless the employment followed an unsolicited approach by that person on his own instigation or in response to an advertisement or otherwise by means not specifically directed towards the Employee.

SECTION 14

UNTERSTÜTZUNGSKASSE

14.1	Pension Obligations of RWKG operated by Unterstützungskasse

The Parties shall use their best efforts to find a mutual agreement regarding the future operation of the pension obligations of RWKG which are currently operated through the Unterstützungskasse der Rudolf-Wild-Werke e.V. (the WILD Unterstützungskasse) between the Signing Date and the Closing Date. In particular the Parties shall assess the following options: (i) operation of the pension obligations of RWKG through a new support fund (Unterstützungskasse), (ii) operation of the pension obligations of RWKG based on a direct pension grant (Direktzusage) and secured by a contractual trust arrangement, or (iii) continuing the operation of the pension obligations through WILD Unterstützungskasse.

14.2	Operation of RWKG Pension Scheme outside of the Unterstützungskasse

If continuing the operation of pension obligations by WILD Unterstützungskasse is not agreed between the Parties, the Parties further agree to, and shall procure, to the extent possible, that RWKG is released from participation in the WILD Unterstützungskasse and agree that the funds allocated to RWKG are transferred from the WILD Unterstützungskasse to RWKG or an alternative funding vehicle as reasonably requested by RWKG and permitted under statutory requirements, in particular to such alternative funding vehicles as described in Section 14.1.

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SECTION 15

ACCESS TO BOOKS AND RECORDS; OTHER COVENANTS

15.1	Access to Books and Records

The Purchasers hereby undertake to procure that, as of the Closing Date, the professional advisors of the Sellers, who are subject to professional confidentiality duties, shall be granted, upon request of the Sellers, access to copies of the books and records of the WILD Flavors Business, to such extent such access is required for tax or other legitimate reasons in order to fulfil the Sellers’ obligations with regard to the Target or the WILD Flavors Companies towards Tax or Governmental Authorities and provided that such access does not unreasonably disrupt the conduct of the WILD Flavors Business.

15.2	Release

With effect as of the Closing Date, the Sellers hereby release, and shall procure that the Sellers’ Affiliates release, the directors, officers and the employees of the Target and the WILD Flavors Companies from any and all liabilities and other legal obligations of such director, officers and employees towards the Seller and the Sellers’ Affiliates on any legal basis which is in any manner related to the subject matter of this Agreement or the Transaction.

SECTION 16

HPW INDEMNIFICATIONS

16.1	HPW Indemnification

If and to the extent a Tax Authority assesses a Tax liability vis-à-vis either the Purchasers or the Target or a WILD Flavors Company which is (A) owed by HPW or any of his Affiliates, excluding the Target and any WILD Flavors Company, (B) attributable to any taxable period, or portion thereof, ending on or before the Closing Date and (C) based on the application of section 75 of the German Fiscal Code (Abgabenordnung) or comparable rules (including Tax provisions relating to secondary liabilities for withholding taxes), HPW shall hold harmless and indemnify the Purchasers or the Target or the relevant WILD Flavors Company from such Tax liability, unless and to the extent the Target or the relevant WILD Flavors Company is primarily liable or would have to reimburse HPW on other grounds.

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16.2	Condition

For the avoidance of doubt, the obligation of HPW under Section 16.1 is conditional upon the Closing taking place.

16.3	Tax Clauses in Relation to the HPW Indemnification

16.3.1	The Purchasers shall keep the Sellers informed about written communication with the Tax authorities in relation to the Tax liabilities referred to under Section 16.1.

16.3.2	The Parties agree that all payments made pursuant to this Section 16 constitute adjustments to the Purchase Price and, to the extent permitted by applicable law, are to be treated as such adjustment for Tax purposes.

16.3.3	Claims of the Purchasers pursuant to Section 16.1 shall become time-barred (verjähren) five (5) years after the Closing Date; Section 203 BGB shall not apply, unless the Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations.

SECTION 17

CONFIDENTIALITY / PRESS RELEASES

17.1	Confidentiality; Press Releases

17.1.1	Save as required by law or regulation (including the rules of relevant stock exchanges or governmental or regulatory authorities or agencies) or with the prior written consent of the other Parties, each Party shall keep strictly confidential, and no Party shall make any press release or similar public announcement or disclosure about the existence and the content of this Agreement and any information they have received about each other and about the other’s Affiliates since they commenced talks about the Transaction, to the extent that such information is not known or available to the public or the respective Party has not consented to the disclosure of the information.

17.1.2	The Parties will mutually agree on the timing and content of a press release for the Transaction.

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17.1.3	If any disclosure or announcement of confidential matters referred to in Section 17.1.1 is required by law or regulation, such disclosure may be made by the Party which has been addressed, but only upon advice of its legal counsel and to the extent legally permissible and reasonably possible after:

(1)	having informed the other Parties without undue delay about the existence and scope of such obligation and the circumstances under which the obligation has been imposed upon it;

(2)	ensuring the confidential treatment of such information disclosed to the relevant public authority, court or regulatory body;

(3)	consulting with the other Parties on possible steps to avoid or limit the disclosure; and

(4)	taking into account any reasonable steps another Party may request to prevent or limit the scope or impact of such disclosure.

17.1.4	Nothing in this Section 17 shall prevent the Purchasers or the Sellers from disclosing such information to their or its direct or indirect shareholders, KKR funds or fund investors as is necessary to enable such persons to comply with their contractual, statutory or regulatory reporting and compliance obligations (including those of any relevant stock exchange or governmental or regulatory authorities or agencies), provided that any such disclosure shall be limited to that required to comply with such obligations and, to the extent legally permissible, shall be made subject to reasonable obligation of confidentiality.

17.2	Purchasers’ Confidentiality; Return of Documents

In the event that this Agreement is terminated or will terminate without the Closing having been consummated, the Purchasers undertake to keep confidential for a period of thirty-six (36) months all information received from the Sellers or on behalf of the Sellers in connection with the Transaction and to return all documents and information embodied otherwise received from the Sellers or on behalf of the Sellers, together with any copies thereof and to destroy all documents and information embodied otherwise it produced based on information received from the Sellers or on behalf of the Sellers, unless such information is in the public domain without breach of a confidentiality obligation towards the Sellers, has been disclosed to the Purchasers by a third party without them being aware of a breach of confidentiality by such third party or any dispute between the Sellers and the

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Purchasers in relation to this Agreement is pending (in which case the exception only applies in relation to information relevant for the dispute). The Purchasers shall not be entitled to any retention right with respect to such documents or information. For the avoidance of doubt, the above obligation to return does not apply to copies of information which have to be retained by law or applicable regulation; for such copies the confidentiality obligations under this Section 17 shall continue to apply.

17.3	Sellers’ Confidentiality

For a period of thirty-six (36) months after the Closing Date, the Sellers undertake to keep confidential all information obtained as shareholders of the Target, unless (i) such information is in the public domain without breach of a confidentiality obligation towards the Purchasers, (ii) has been disclosed to the Sellers by a third party without them being aware of a breach of confidentiality by such third party, or (iii) any dispute between the Sellers and the Purchasers in relation to this Agreement is pending (in which case the exception only applies in relation to information relevant for the dispute). The above obligation to keep the information confidential does not apply if the Sellers are requested or required by law or regulation (including the rules of relevant stock exchanges or governmental or regulatory authorities or agencies) or by legal or judicial process, or upon the request or demand of or pursuant to a bona fide disclosure to a regulatory authority having jurisdiction over the Sellers to disclose the information.

SECTION 18

ASSIGNMENT OF RIGHTS AND UNDERTAKINGS

This Agreement and any rights and obligations hereunder may not be assigned or transferred, in whole or in part, without the prior written consent of the other Parties hereto except that HPW may assign as security (Abtretung zur Sicherung) the right to receive a part of the HPW Remaining Purchase Price to a Governmental Authority, such assignment being pre-approved by KKR and the Purchasers by virtue of this Agreement, and provided that such assignment shall only be binding upon the Purchasers and/or KKR if HPW has notified the Purchasers and KKR in writing no later than with the notification pursuant to Section 4.4 and such notification contains full account information and the address as well as details on the Governmental Authority. Following receipt of such notice, the Purchasers shall pay the amount assigned to the Governmental Authority as set forth in the notification. Any such payment in accordance with the forgoing sentence shall have discharging effect (Erfüllungswirkung) for the Purchasers.

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SECTION 19

PURCHASERS’ GUARANTOR

The Guarantor hereby guarantees, by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to Section 311 para. 1 of the BGB, the due performance of any and all Purchasers’ obligations under this Agreement, including, without limitation, the payment of the Purchase Price, the Break Fee and any other payments of the Purchasers under this Agreement, subject to the terms and conditions of this Agreement.

SECTION 20

TAXES AND COSTS

20.1	Taxes and Costs

All transfer taxes, including real estate transfer Taxes, stamp duties, costs for the notarization of this Agreement, other notarial fees and costs, escrow fees, (other than real estate transfer Taxes or stamp duties relating to real estate transfers identified in Annex 5.1.2(5) and Annex 5.1.4(2)), as well as all charges, costs and fees which result from the filings under the merger control laws and in compliance with other regulatory requirements that are payable to Governmental Authorities, including, but not limited to, the charges, costs and fees of any Merger Control Authority or Governmental Authority shall be borne by the Purchasers. The Parties acknowledge and agree that Purchasers may, in their sole discretion, make or cause to be made elections under Section 338(g) of the United States Internal Revenue Code of 1986, as amended.

20.2	Advisor Fees

Each Party shall bear its own costs and the fees of its own advisors in respect of the preparation, execution and consummation of this Agreement, except, for the avoidance of doubt, for any fees that are covered by Section 4.2.1(1).

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SECTION 21

NOTICES

21.1	Form of Notice

21.1.1	All declarations, notices or other communications hereunder (the Notices and individually, a Notice) shall be in writing in the English language and delivered by hand, by courier or by facsimile to the person at the addresses set forth below, or such other addresses as may be designated by the respective Party to the other Parties in the same manner.

21.1.2	Any Notices by the Sellers to the Purchasers pursuant to this Agreement (other than in the course of a defence of a breach raised by the Purchasers against one Seller individually) can only be made collectively and jointly.

21.2	Notices to Sellers

Any Notice to be given to the Sellers hereunder shall be addressed as follows:

Dr. Hans-Peter Wild

Kirchenstrasse 4

6300 Zug

Switzerland

and

KKR Columba Four S.à r.l.

63, rue du Rollingergrund

L-2440, Luxembourg

Fax: +352 26 92 80 30

with a copy to:

Freshfields Bruckhaus Deringer LLP

Attn.: Dr. Ludwig Leyendecker / Dr. Heiner Braun

Im Zollhafen 24

50678 Cologne

Germany

Fax: +49 221 20507 310

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21.3	Notices to Purchasers

Any Notice to be given to the Purchasers hereunder shall be addressed as follows:

Archer Daniels Midland Europe B.V.

Chief Executive Officer

Stationsstraat 76

1541 LJ Koog aan de Zaan

The Netherlands

and

Archer Daniels Midland Europoort B.V.

Elbeweg 125

3198 LC Europoort Rotterdam

The Netherlands

with a copy to:

Archer Daniels Midland Company

General Counsel

4666 Faries Parkway

P.O. Box 1470

Decatur, IL 62525

U. S. A.

Fax: +1 217.424.6196

and

Skadden, Arps, Slate, Meagher & Flom LLP

Dr. Matthias Horbach

An der Welle 3

60322 Frankfurt am Main

Germany

Fax: +49 69 742 203 00

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21.4	Notices to Guarantor

Any Notice to be given to the Guarantor hereunder shall be addressed as follows:

ADM Worldwide Holdings L.P.

Caledonian House,

69 Dr. Roy’s Drive,

PO Box 1043, Grand Cayman,

Cayman Islands KYi-1102,

Cayman Islands

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Dr. Matthias Horbach

An der Welle 3

60322 Frankfurt am Main

Germany

Fax: +49 69 742 203 00

21.5	Change of Address

The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in Sections 21.2 through 21.4 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

21.6	Copies to Advisors

21.6.1	The receipt of copies of Notices by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.

21.6.2	The receipt of any Notice by a Party shall be sufficient regardless of whether a copy of such Notice has been sent to or received by an advisor of such Party or the acting notary, even if the delivery of such copy was mandated by this Agreement.

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SECTION 22

MISCELLANEOUS

22.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG), provided that the Assignment Declarations shall be governed by, and construed in accordance with, the laws of Switzerland.

22.2	Dispute Resolution and Arbitration

22.2.1	All disputes arising out of or in connection with this Agreement shall be finally settled, excluding, to the extent legally permissible, any jurisdiction of the ordinary courts, under the International Chamber of Commerce Rules of Arbitration (ICC Rules of Arbitration) applicable at the time of the arbitral proceedings. The arbitral tribunal consists of three (3) arbitrators. The language of the arbitral proceeding is English, provided that any document in the German language shall not be required to be translated into the English language. The place of arbitration shall be Frankfurt am Main, Germany. The right of either Party to seek for temporary relief at the ordinary courts remains unaffected. Place of jurisdiction in that event shall be Frankfurt am Main, Germany.

22.2.2	In the event that mandatory law requires the adjudication of a dispute arising out of or in connection with this Agreement by an ordinary court, exclusive jurisdiction shall be with the competent courts in Frankfurt am Main, Germany.

22.3	Process Agent

22.3.1	HPW hereby appoints Freshfields Bruckhaus Deringer LLP, attn.: Dr. Ludwig Leyendecker, Im Zollhafen 24, 50678 Köln, Germany, as his process agent (Zustellungsbevollmächtigter) (the HPW Process Agent) for purposes of this Agreement.

22.3.2	The Guarantor hereby appoints Skadden, Arps, Slate, Meagher & Flom LLP, attn.: Dr. Matthias Horbach, An der Welle 3, 60322 Frankfurt am Main, Germany, as its process agent (Zustellungsbevollmächtigter) (the ADM Process Agent and together with HPW Process Agent, the Process Agents) for the purposes of this Agreement.

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22.3.3	The Process Agents are appointed for any services of process to be effected in any arbitration proceedings or proceedings before the ordinary courts of law under or in connection with this Agreement. HPW and the Guarantor, as the case may be, shall be entitled, with the prior written consent of the respective other Parties which shall not be unreasonably withheld, to appoint a substitute as process agent (Zustellungsbevollmächtigter) for any services of process to be effected in any arbitration proceedings or proceedings before the ordinary courts of law under or in connection with this Agreement.

22.4	Interest

Except as otherwise stipulated herein any interest shall for the purposes of this Agreement be calculated on the basis of actual days elapsed and a calendar year of 360 days.

22.5	Amendments; Supplementations

Any amendment or supplementation of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law.

22.6	Headings

The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

22.7	Annexes; Sections

All Annexes attached hereto form an integral part of this Agreement. Any reference to this Agreement includes this Agreement and the Annexes as a whole. The disclosure of any matter in this Agreement (including any Annex thereto) shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in an Annex shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant representation or other provision of this Agreement. Any reference in this Agreement to a Section is to a Section of this Agreement unless the context otherwise requires.

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22.8	Severability

22.8.1	Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The Parties are aware of the Federal Supreme Court’s (Bundesgerichtshof) case law, whereby a severability clause merely reverses the burden of proof. However, it is the express intention of the Parties to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of Section 139 BGB as a whole.

22.8.2	The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

*This document was signed by the parties by means of notarial deed.

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